As  filed  with  the  Securities  and  Exchange  Commission  on  July  1,  2005

                                                    Registration No.  333-123431


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  FORM SB-2/A
                                Amendment No. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                PATHOGENICS, INC.
    -------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

        Delaware                      2833                          43-2078278
  ---------------------          ----------------               ---------------
 (State or jurisdiction         (Primary Standard                (IRS Employer
  of incorporation or               Industrial                   Identification
      organization)              Classification                        No.)
                                  Code Number)

                           99 Derby Street, Suite 200
                                Hingham, MA 02043
                                 (781) 556-1090
-------------------------------------------------------------------------------
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)


              Fredric P. Zotos, President & Chief Executive Officer
                           99 Derby Street, Suite 200
                                Hingham, MA 02043
                                 (781) 556-1090
   ---------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 With copies to:

      David M. Loev,                                     John S. Gillies,
David M. Loev, Attorney at Law                    David M. Loev, Attorney at Law
2777 Allen Parkway, Suite 1000                    2777 Allen Parkway, Suite 1000
   Houston, TX  77019                                   Houston, TX  77019
   (713) 524-4110 Tel.                                 (713) 524-4110 Tel.
   (713) 524-4122 Fax                                  (713) 456-7908 Fax

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ( ).



CALCULATION OF REGISTRATION FEE

Title of Each               Amount         Proposed Maximum       Proposed Maximum       Amount of
Class of Securities         Being          Price Per Share(1)     Aggregate Price(2)     Registration
To be Registered            Registered                                                   Fee
-------------------------------------------------------------------------------------------------------
Common Stock               15,627,968            $0.10              $1,562,796.80           $198.01
0.001 par value(3)

-------------------------------------------------------------------------------------------------------
   Total                   15,627,968             $0.10             $1,562,796.80           $198.01

(1)  The  offering  price  is  the  stated,  fixed price of $.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  This amount has been calculated based upon Rule 457(c) and the amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.
(3)  Represents 14,224,138 shares underlying the Convertible Preferred Stock, which are convertible into shares of the Company's Common Stock at $0.029 per share, 900,000 shares which are being registered pursuant to a Registration Rights Agreement, and 503,830 shares which are being registered in connection with a spin-off of the shares of the Registrant's former parent company, First Vulcan Corp. (as described in greater detail below under "Description of Business").


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                PATHOGENICS, INC.
                   RESALE OF 15,627,968 SHARES OF COMMON STOCK

     The selling stockholders listed on page 80 may offer and sell up to 15,627,968 shares of our Common Stock under this Prospectus for their own account.

      A current Prospectus must be in effect at the time of the sale of the shares of Common Stock discussed above. We will not receive any proceeds from the resale of Common Stock by the selling stockholders. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses. The Company's Common Stock is not currently listed on any national securities exchange or the Nasdaq Stock Market; however, shortly after the Company's registration statement becomes effective, the Company expects to be listed on the OTC Bulletin Board.

     Each selling stockholder or dealer selling the Common Stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders are deemed underwriters. Therefore, the selling stockholders may be subject to statutory liabilities if the registration statement, which includes this Prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.


     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS        , 2005
                                               ---

                                TABLE OF CONTENTS

Prospectus Summary                                                             5
Summary Financial Data                                                         8
Risk Factors                                                                   8
Use of Proceeds                                                               16
Dividend Policy                                                               16
Legal Proceedings                                                             17
Directors, Executive Officers, Promoters and Control Persons                  17
Security Ownership of Certain Beneficial Owners and Management                20
Interest of Named Experts and Counsel                                         20
Indemnification of Directors and Officers                                     21

Glossary of Technical Terms Used in this Prospectus                           21

Description of Business                                                       24
Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                         41
Description of Property                                                       46
Certain Relationships and Related Transactions                                46
Executive Compensation                                                        48
Financial Statements
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure                                                          73
Descriptions of Capital Stock                                                 74
Shares Available for Future Sale                                              79
Plan of Distribution and Selling Stockholders                                 80
Market for Common Equity and Related Stockholder Matters                      85
Legal Matters                                                                 85
Part II                                                                       85

PART I - INFORMATION REQUIRED IN PROSPECTUS

                               PROSPECTUS SUMMARY

     The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all the information you should consider. As such, before you decide to buy our Common Stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our Common Stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "Pathogenics" refer to Pathogenics, Inc., a Delaware corporation, and unless the context otherwise requires, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Pathogenics, Inc. and "Preferred Stock" refers to the Preferred Stock, par value $0.001 per share of Pathogenics, Inc.

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

     We are a biopharmaceutical company engaged in the acquisition, development and commercialization of novel therapeutics that have potential significant commercial viability and that target certain unmet market needs. The Company does not initiate any in-house research or development programs but instead outsources as many activities as possible, thereby minimizing fixed costs and maximizing development flexibility. We believe that this business model allows a flexible approach to partnering during the development process.


     We currently own the rights to the two following technologies which we are developing:

     o N-chlorotaurine ("NCT"), a novel anti-microbial agent that has been shown to produce broad spectrum activity against bacteria, fungi, and viruses in preclinical animal models and in pilot clinical studies for various topical body-cavity infections; and
     o Chloroquine Diphosphate ("CQ") based formulations to reduce motor complications provoked by current dopamine replacement therapy in Parkinson's diseases patients and as a treatment for arresting the progression of Parkinson's Disease.

     We are primarily focused on developing these two technologies. Our core business strategy is to add value to our products by developing them up to clinical proof of concept and license them out for further clinical development, registration, sales and marketing to more established pharmaceutical companies against upfront and milestone payments and royalties. To date, neither product candidate has received marketing approval of the Federal Drug Administration ("FDA") and the Company has not out-licensed any products. Further, we have not received any commercial revenues to date. Because substantially all of our potential products are currently in research, preclinical development or the early or middle stages of clinical testing, revenues from the sales of any of our products will not occur for at least the next several years, if at all. As a result, we will need to raise substantial additional funds in the future to continue our research and development programs and to commercialize our potential products. We hope to explore alternative means of financing our operations and seek funding through various sources, including the sale of the Company's securities, collaborative arrangements with third parties and other strategic alliances and business transactions.

     On February 18, 2005, the Company entered into a Registration Rights Agreement with William K. Mackey in connection with a Consulting Agreement entered into between the Company and Mr. Mackey on September 29, 2004, whereby the Company agreed to give Mr. Mackey piggyback registration rights to Mr. Mackey's 900,000 shares of the Company's Common Stock, which are included in this Registration Statement ("Consulting Agreement"). Mr. Mackey obtained his shares in connection with the Exchange (defined below), whereby he exchanged his 2.2% interest in Pathogenics, LLC, for 900,000 shares of the Company's Common Stock.

     Additionally, on February 18, 2005, the Company entered into a Securities Purchase Agreement ("SP Agreement") with five (5) entities (collectively the "Purchasers"). In connection with the Securities Purchase Agreement, the Purchasers agreed to purchase Two Hundred and Seventy Five Thousand dollars ($275,000) of Convertible Preferred Stock ("Convertible Preferred Stock") of the Company, which is convertible into shares of the Company's Common Stock at a per share conversion price of $0.029 per share. The Purchasers will purchase the Convertible Preferred Stock of the Company in four (4) tranches, the first of which was February 23, 2005, at which time the Company received an aggregate of $45,000 from the Purchasers in return for 1,637 shares of the Company's Convertible Preferred Stock, the second of which was March 31, 2005, at which time the Company received an aggregate of $50,000 from the Purchasers in return for 1,818 shares of the Company's Convertible Preferred Stock, the third of which will be five (5) business days from the date the Company's Registration Statement is declared effective with the Securities and Exchange Commission ("SEC"), at which time the Company will receive an aggregate of $60,000 from the Purchasers in return for 2,182 shares of the Company's Convertible Preferred Stock, and the fourth and final tranche will be the thirtieth (30) business day after the Company's Registration Statement becomes effective with the SEC, at which time the Company will receive an aggregate of $120,000 from the Purchasers in return for 4,363 shares of the Company's Convertible Preferred Stock. At the completion of the fourth tranche, the Company will have received $275,000 in return for 10,000 shares of the Company's Convertible Preferred Stock, which are convertible into an aggregate of approximately 9,482,760 shares of the Company's Common Stock (not including any dividends which are also convertible into shares of the Company's Common Stock). The Convertible Preferred Stock is redeemable on February 23, 2008 in cash equal to the aggregate Face Amount of the outstanding Convertible Preferred Stock.

     The Company's former parent, First Vulcan Corporation, a Delaware corporation ("Vulcan"), agreed to distribute one share of the Company for each of the 503,830 outstanding shares of Vulcan as of the record date of March 9, 2005 (the "Record Date" and the "Spin-Off"). The Spin-Off shares were distributed on March 14, 2005, and are being registered as part of this Registration Statement.

     This Registration Statement includes the 900,000 shares of Common Stock in connection with the Registration Rights Agreement and 150% of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, to take into account dividends which will accrue on the Convertible Preferred Stock and which may be converted at the option of the Convertible Preferred Stock holders into shares of the Company's Common Stock and adjustments to the Conversion Rate (defined below under "Description of Business"), in connection with changes in the Company's capitalization.

     There are numerous risks associated with the Company and the Company's ability to continue its business operations. The Company requires financing in addition to the amount it plans to receive from the sale of the Convertible Preferred Stock to continue its business operations past the fourth quarter of 2005. The Company will also face penalties in connection with its failure to obtain effectiveness of this Registration Statement which may require the Company to obtain additional financing to continue its business operations. The Company currently lacks an operating history which investors can use to evaluate us, and has not generated any revenues in connection with NCT to date, making an investment in the Company highly speculative. The Company needs government approval from the U.S. Food and Drug Administration and/or the European Medicines Agency to market NCT or CQ commercially. The Company will face competition for its products from many larger well established companies which have resources greater than ours. The Company currently lacks a market for its Common Stock. NCT may be too expensive to produce commercially, may cause side effects and/or may be useless as an anti-infective. The Company relies on its key personnel and it is unlikely that if those personnel are lost that the Company will be able to succeed in its business plan. Investors are urged to read about these risk factors in greater detail below on page 8 under the section titled "Risk Factors," before making any investment in the Company.


     Our principal executive offices are located at 99 Derby Street, Suite 200, Hingham, MA 02043. Our telephone number is (781) 556-1090. The Company's website address is www.pathogenics.com (and includes information the Company does not intend to include as part of this Prospectus).

                             SUMMARY FINANCIAL DATA

     You should read the summary financial information presented below, which is taken from the unaudited pro forma financial information of Pathogenics, Inc. and Tyrol Therapeutics, LLC, for the year ended December 31, 2004, which are presented as if the Reorganization, defined under "Description of Business," occurred as of December 31, 2004, in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                     For the Three
                                        Months             For the Year
                                         Ended                Ended
                                        March 31,           December 31,
                                          2005                 2004
STATEMENT OF EXPENSES
---------------------
Operating Expenses
   General & Administrative             $44,537               17,059
                                       ----------           ----------
   Total                                $44,537               17,059
                                       ----------           ----------
  Net Loss                              $45,040               17,059
                                       ----------           ----------


                                        As of
                                       March 31,
                                        2005
BALANCE SHEET DATA
------------------
Total Assets                            $46,777
                                       ----------

Total Liabilities                      $132,968
                                       ----------

Stockholders' Deficit                  $(86,191)
                                       ----------


                                  RISK FACTORS

     The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in Pathogenics, Inc. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our Common Stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

     The Company's business is subject to many risk factors, including the following (references to "our," "we," and words of similar meaning in these Risk Factors refer to the Company).

     The Financial Information presented throughout this Registration Statement is taken from the Company's unaudited pro forma financial statements, provided under the heading "Financial Statements," unless otherwise stated.

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS OPERATIONS UNLESS WE RAISE ADDITIONAL FINANCING.

     We depend to a great degree on the ability to attract external financing in order to develop the Company's patent rights in connection with N-Chlorotaurine ("NCT") and to develop therapeutic uses for Chloroquine ("CQ"). We anticipate the need for approximately $3,000,000 in additional financing to perform research and development on NCT and CQ and obtain FDA approval of an
Investigational New Drug Application ("IND") for each drug. As a development stage company, we have had no revenues or profits to date and had $42,630 of liabilities and a deficit of $42,554 as of December 31, 2004. Currently, the Company believes it will have enough money to continue its business operations until the fourth quarter of 2005, assuming the Five (5) entities continue to subscribe to additional tranches of Convertible Preferred Stock in connection with additional purchases of 6,545 shares of the Company's Convertible Preferred Stock, for contractually committed consideration of $180,000, as they are required to pursuant to the Securities Purchase Agreement. The Company plans to play the dividends on the Convertible Preferred Stock in shares of stock, which the Company believes will help its cash position. The Company believes it will have enough revenue to sustain its operations until the fourth quarter of 2005, because the Company's Chief Executive Officer has agreed to accrue his salary as of April 1, 2005, the Company's Consulting Agreement with William Mackey is to be paid when the Company receives all the financing from the sales of additional tranches of Convertible Preferred Stock, the Company plans to pay the dividends on the Convertible Preferred Stock in shares of the Company's common stock and the Company's office space expense is minimal and is cancelable at any time the request of the Company; however, there is a risk that our Registration Statement will not be declared effective and/or that we will not be able to meet our current and future liabilities and remain in operation until we are able to receive additional money in connection with the subsequent sales of Convertible Preferred Stock. Additionally, there is a risk that the money we raise through sales of Convertible Preferred Stock will not be enough to pay the Company's future obligations. Finally, there is a risk that the five entities do not purchase the additional tranches of Convertible Preferred Stock, even though they are obligated to. If this were to happen, the Company would have a breach of contract claim against the Purchasers, which the Company would likely litigate. If any of these things were to happen, it could force the Company to suspend or abandon its business operations while the Company is in litigation, suspend or abandon the development of NCT and/or suspend or abandon the Company's business plan, which could lead to any investment in the Company being lost.


WE MAY NOT BE ABLE TO MEET OUR CURRENT AND FUTURE LIABILITIES AND REMAIN IN OPERATION UNTIL WE RECEIVE THE MONEY FROM THE RECEIPT OF MONEY IN CONNECTION WITH SUBSEQUENT TRANCHES.

     The Company had $46,777 of cash on hand as or March 31, 2005, and required approximately $37,968 for current liabilities, not including the $95,000 which is payable to the Convertible Preferred Stock purchasers in connection with the purchase of convertible preferred stock. The Company had working capital of $8,809 as of March 31, 2005. The Company believes it will be able to remain in operation until the fourth quarter of 2005, assuming the sale of the additional tranches of Convertible Preferred Stock, as the Company believes it is currently successful in keeping its expenses low while still in the development stage of its technologies. If the Company is delayed in raising that money, as a result of the Company not obtaining effectiveness of this registration statement, or for any other reason, the Company could be forced to abandon or curtail its planned research and development activities, and/or abandon or curtail its operations, and any investment in the Company could be lost.

WE WILL BE FORCED TO PAY PENALTIES IN CONNECTION WITH THE REGISTRATION OF THE CONVERTIBLE PREFERRED STOCK, WHICH WILL CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS.

     The Company currently has agreements with five (5) entities to purchase shares of Convertible Preferred Stock; however, these purchases are contingent on the Company obtaining effectiveness of this Registration Statement by June 18, 2005, which the Company can not be sure of, given the fact that the Registration Statement must be declared effective by the SEC. Because we were not able to obtain effectiveness of this Registration Statement by June 18, 2005, we will be forced to pay penalties to the holders of Convertible Preferred Stock. These penalties include a penalty of 1.5% of the total face value of the outstanding preferred stock due after the expiration of the first two thirty day periods following the June 18, 2005 deadline and a penalty of 2% of the of the face value of the outstanding preferred stock at the expiration of each thirty day period thereafter, payable in shares of the Company's Common Stock (described below in further detail under "Business" and "Description of Securities"). If the purchasers of the preferred stock force us to pay the penalties and we issue shares of our Common Stock as payment for these penalties, any then existing shareholders will be diluted. If you invest in our Company and we are forced to pay penalties in connection with the Convertible Preferred Stock, are unable to raise the required funds, and forced to abandon our business plan, your investment could become worthless.


OUR INDEPENDENT PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT AS TO WHETHER OUR COMPANY CAN CONTINUE AS A GOING CONCERN.

     Our Company is in its early development stage, as planned principal activities have not begun and the Company. We have not generated any revenues since the Company's change in business focus to a biopharmaceutical company focused on high value-added pharmaceutical clinical development and have incurred substantial losses. These factors among others indicate that the Company may be unable to continue as a going concern, particularly in the event that it cannot generate sufficient cash flow to conduct its operations and/or obtain additional sources of capital and financing.

WE LACK AN OPERATING HISTORY WHICH YOU CAN USE TO EVALUATE US, MAKING ANY INVESTMENT IN OUR COMPANY RISKY.

     Our Company lacks an operating history which investors can use to evaluate our Company's previous earnings. This makes it harder for you as an investor to predict how our Company may do in the future. Therefore, an investment in our Company is risky because we have no business history and it is hard to predict what kind of return our stock will have in the future, if at all.

TO DEVELOP NCT AND CQ AND/OR OTHER TECHNOLOGIES WE MAY IN-LICENSE IN THE FUTURE, OR WE MAY NEED TO ENTER INTO COLLABORATIVE AGREEMENTS WITH OTHER COMPANIES WHICH MAY LIMIT OUR CONTROL OF OUR TECHNOLOGIES, WHICH WOULD DECREASE ANY POTENTIAL FEES WE ULTIMATELY RECEIVE IN CONNECTION WITH NCT AND/OR CQ.


     We do not have the resources to directly conduct full clinical development, obtain regulatory approvals, or manufacture or commercialize any products, and we have no current plans to acquire such resources. Therefore, we depend upon others to carry out such activities. As a result, we anticipate that we may enter into collaborative agreements with third parties able to contribute to developing our technologies. Such agreements may limit our control over any or all aspects of development of NCT, CQ and/or other technologies.

     To be profitable, we must successfully commercialize our technologies. They are however in the early stages of development and will require significant further research, development and testing, and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. They are also rigorously regulated by the federal government, particularly the U.S. Food and Drug Administration (the "FDA") and by comparable agencies in state and local jurisdictions and in foreign countries. Each of the following is possible with respect to any one of our products:


o that, in the case of NCT and CQ and other pharmaceutical technologies we may choose to develop, we will not be able to enter into human clinical trials because of scientific, governmental or financial reasons, or that we will encounter problems in clinical trials that will cause us to delay or suspend development of one of the technologies;


o    that any of our products will be found to be ineffective or unsafe;

o that government regulation will delay or prevent any product's marketing for a considerable period of time and impose costly procedures upon our activities;

o that the FDA or other regulatory agencies will not approve a given product or will not do so on a timely basis;

o that the FDA or other regulatory agencies may not approve the process or facilities by which a given product is manufactured;

o that our dependence on others to manufacture our products may adversely affect our ability to develop and deliver the products on a timely and competitive basis;

o that, if we are required to manufacture our own products, of which we have no current plans, we will be subject to similar risks regarding delays or difficulties encountered in manufacturing the products, will require substantial additional capital, and may be unable to manufacture the products successfully or in a cost-effective manner;

o that the FDA's policies may change and additional government regulations and policies may be instituted, both of which could prevent or delay regulatory approval of our potential products; or

o that we will be unable to obtain, or will be delayed in obtaining, approval of a product in other countries, because the approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval.

     Similarly, it is possible that, for the following reasons, we may be unable to commercialize, or receive royalties from the sale of, any given technology, even if it is shown to be effective:

o    if it is uneconomical;


o if, in the case of NCT and CQ or other pharmaceutical technologies we may attempt to develop in the future, it is not eligible for third-party reimbursement from government or private insurers;


o if others hold proprietary rights that preclude us from commercializing it;

o    if  others  have  brought  to  market  equivalent  or  superior  products;

o if others have superior resources to market similar products or technologies;

o if government regulation imposes limitations on the indicated uses of a product, or later discovery of previously unknown problems with a product results in added restrictions on the product or results in the product being withdrawn from the market; or

o if we are able to gain patent rights on our products and technologies, we may lose these rights for failure to pay maintenance fees;

o if it has undesirable or unintended side effects that prevent or limit its commercial use.

WE WILL NEED GOVERNMENT APPROVAL BEFORE WE WILL BE ABLE TO MARKET N-CHLOROTAURINE, CHLOROQUINE OR OTHER TECHNOLOGIES THE COMPANY MAY CHOOSE TO DEVELOP IN THE FUTURE, AND IF WE ARE UNABLE TO OBTAIN GOVERNMENT APPROVAL, WE MAY BE FORCED TO ABANDON NCT AS A COMMERCIAL PRODUCT, WHICH MAY FORCE THE
COMPANY  TO  CEASE  BUSINESS  OPERATIONS.

     The Company will need to have U.S. Food and Drug Administration ("FDA"), European Medicines Agency ("EMEA") approval, and/or may need other state and national regulatory approval before it is able to market N-Chlorotaurine ("NCT") and/or Chloroquine ("CQ") commercially, assuming that the Company is able to commercially produce NCT and/or CQ. The Company may be unable to obtain the approval of the FDA, EMEA and state and national regulatory approval because those entities may feel that NCT and/or CQ are not safe, have side effects, or in the case of NCT has limited or no anti-microbial properties. If the Company is unable to obtain Regulatory Approval for NCT and/or CQ, or runs out of money before the Company can obtain Regulatory Approval for NCT and/or CQ, the Company will be unable to commercially market NCT and/or CQ and the Company will likely fail. As a result, you will likely lose any investment you have in the Company.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE AGAINST COMPANIES WITH RESOURCES GREATER THAN OURS, IF WE ARE UNABLE TO PROTECT OUR PATENT RIGHTS AND TRADE SECRETS, OR IF WE INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES.

     Additionally, the Company will need to obtain patents on its technology to protect its rights to that technology. To obtain a patent on an invention, one must be the first to invent it or the first to file a patent application for it. We cannot be sure that the inventors of subject matter covered by patents and patent applications that we own or license were the first to invent, or the first to file patent applications for, those inventions. Furthermore, patents we own or license may be challenged, infringed upon, invalidated, found to be unenforceable, or circumvented by others, and our rights under any issued patents may not provide sufficient protection against competing drugs or otherwise cover commercially valuable drugs or processes.

         We seek to protect trade secrets and other un-patented proprietary information, in part by means of confidentiality agreements with our collaborators, employees, and consultants. If any of these agreements is breached, we may be without adequate remedies. Also, our trade secrets may become known or be independently developed by competitors.

WE HAVE A POOR FINANCIAL POSITION AND IF WE DO NOT GENERATE REVENUES, WE MAY BE FORCED TO ABANDON OUR BUSINESS PLAN.

     Our Company currently has a poor financial position. We have not generated any revenues nor have we obtained any of the government approval we will require for N-Chlorotaurine ("NCT") or Chloroquine ("CQ"). There is a possibility we will never obtain government approval from the U.S. Food and Drug Administration ("FDA") and the European Medicines Agency ("EMEA") and we will therefore not generate enough profits for your investment in our Company to appreciate. If we never generate any revenues, our Company may be forced to abandon its business plan and your securities in the Company may become worthless.

WE LACK A MARKET FOR OUR COMMON STOCK, WHICH MAKES AN INVESTMENT IN OUR SECURITIES SPECULATIVE.

     We currently lack a market for the Company's Common Stock. Because of this, it is hard to determine exactly how much our securities are worth. This makes an investment in our Company very speculative. As a result of the lack of market, it is hard to judge how much the securities you may purchase from this Prospectus are worth and it is possible that they will become worthless.


OUR INDUSTRY IS COMPETITIVE AND AS SUCH COMPETITIVE PRESSURES COULD PREVENT US FROM OBTAINING PROFITS, FORCING US TO ABANDON OR CURTAIL OUR BUSINESS PLAN AND POSSIBLY LIQUIDATE OUR ASSETS.


     One of the main factors in determining in whether the Company will be able to realize any profits and/or be able to continue its business plan will be whether or not the Company is able to successfully compete in the biopharmaceutical industry. The biopharmaceutical industry is highly competitive and the Company may be competing against companies with greater resources and more experience in the biopharmaceutical industry. If the Company is unable to compete in the marketplace and fails to generate any profits, the Company may be forced to liquidate its assets and any investment in our Company could be lost.


N-CHLOROTAURINE ("NCT") MAY NOT BE EFFECTIVE AS AN ANTI-INFECTIVE, MAY CAUSE SIDE EFFECTS, BE TOO EXPENSIVE TO PRODUCE, HAVE OTHER COMPLICATIONS WHICH RENDER IT UNPROFITABLE OR USELESS AS AN ANTI-INFECTIVE OR THE COMPANY MAY BE UNABLE TO FIND A CORPORATE PARTNER TO MARKET NCT, WHICH COULD FORCE THE COMPANY TO SEEK OTHER BUSINESS OPPORTUNITIES AND/OR CEASE OPERATIONS.

     While the Company has conducted Phase II pilot studies (to assess safety and efficacy in humans) NCT has yet to be found to be effective as an anti-infective by any regulatory authority or not to cause side effects which would make it unsafe to produce by any regulatory authority, not to be too expensive to produce in commercial quantities, and/or not to have any other complications which render NCT unprofitable for the Company to produce. Additionally, even if the Company does choose to market NCT, the Company may not be able to find a corporate partner to partner with and be unable to produce commercial quantities of NCT and/or bring NCT to market. If NCT were found to have any of the qualities listed above, the Company will be forced to abandon its business plan and will be forced to abandon or curtail its business plan. As a result, any investment in the Company could become worthless.

CHLOROQUINE ("CQ") MAY NOT BE EFFECTIVE AS A TREATEMENT FOR PARKINSON'S DISEASE, MAY CAUSE SIDE EFFECTS, BE TOO EXPENSIVE TO PRODUCE, HAVE OTHER COMPLICATIONS WHICH RENDER IT UNPROFITABLE OR THE COMPANY MAY BE UNABLE TO FIND A CORPORATE PARTNER TO MARKET CQ, WHICH COULD FORCE THE COMPANY TO SEEK OTHER BUSINESS OPPORTUNITIES AND/OR CEASE OPERATIONS.

     CQ has yet to be found to be effective as a treatment for Parkinson's Disease by any government regulatory body, nor has it been sufficiently tested to determine whether it causes any side effects which would make it unsafe to produce, not to be too expensive to produce in commercial quantities, and/or not to have any other complications which may render CQ unprofitable for the Company to produce. Additionally, even if the Company does choose to market CQ, the Company may not be able to find a corporate partner to partner with and be unable to produce commercial quantities of CQ and/or bring CQ to market. If CQ were found to have any of the qualities listed above, the Company will be forced to abandon its business plan and will be forced to abandon or curtail its business plan. As a result, any investment in the Company could become worthless.

WE RELY UPON KEY PERSONNEL AND IF THEY LEAVE OUR COMPANY OUR BUSINESS PLAN AND OUR BUSINESS OPERATIONS COULD BE ADVERSELY EFFECTED.


     We rely on Frederic P. Zotos, the Company's Chief Executive Officer and Director and Michael L. Ferrari, the Company's Vice President and Director for the success of our Company. Their experience and inputs create the foundation for our business and they are responsible for the directorship and control over the Company's development activities. Mr. Zotos entered into an employment contract with the Company on March 15, 2005. The Company currently has no employment contract with Mr. Ferrari and does not hold "key man" insurance on either Mr. Zotos or Mr. Ferrari. Moving forward, should they be lost for any reason, the Company will incur costs associated with recruiting replacement personnel and could face potential delays in operations. If we are unable to replace them with other suitably trained individuals, the Company may be forced to scale back or curtail our business plan. As a result of this, your securities in our Company could become devalued.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

     If the Company's Common Stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of Common Stock which is being registered pursuant to this Registration Statement in connection with the conversion of 10,000 shares of Convertible Preferred Stock. However, the Company plans to use the money raised from the sale of the Convertible Preferred Stock as follows:

                                   PERCENTAGE
                                    OF NET
USE OF PROCEEDS          EXPENSE   PROCEEDS
-----------------------  --------  ---------
Salaries & Benefits (1)  $102,532      37.3%

Professional Fees        $ 53,500      19.5%

General and
Administrative
Expenses                 $ 16,000       5.8%

Research and
Development              $ 65,000      23.6%

Current Liabilities      $ 37,968      13.8%

TOTAL                    $275,000       100%

     The timing and manner of use of the net proceeds may vary, depending on the Company's rate of growth and other factors. The foregoing represents the Company's best estimate of its use of the net proceeds of the offering based on current planning and business conditions. The Company reserves the right to change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in the management's discretion.
Additionally, the Company's expenses may force the Company to spend substantially less of the money raised on research and development activities.

     (1) The Company's Chief Executive Officer, Frederic P. Zotos has agreed to accrue his salary beginning April 1, 2005 and until such time as the Company has sufficient cash on hand to continue its business plan and pay Mr. Zotos' salary.


                                 DIVIDEND POLICY

     To  date,  we  have  not  declared or paid any dividends on our outstanding
Common Stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

     We are required, in connection with our outstanding Convertible Preferred Stock, to pay the holders of our Convertible Preferred Stock quarterly dividends at 2.5% above the prime rate published by Citibank, N.A. (as June 22, 2005, the prime rate was 6.00%) ("Dividends"). The Dividends are payable on the last day of April, July, October and January, in cash or additional shares of the Company's Convertible Preferred Stock.


                                LEGAL PROCEEDINGS

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name, age and position of each director and executive officer of the Company. There are no other persons who can be classified as a promoter or controlling person of the Company. The officers and directors of the Company are as follows:

     NAME                    AGE          POSITION
     ----                    ---          --------

     Frederic P. Zotos       39          President, Chief Executive Officer, and
     Director
     Michael  Ferrari        30          Vice  President  and  Director
     William  Sklar          57          Director

FREDERIC  P.  ZOTOS

     Frederic P. Zotos has served as Chief Executive Officer, President, Secretary and Treasurer of the Company since February 18, 2005. Mr. Zotos has served as managing member of the Company's wholly owned subsidiary Pathogenic, LLC, since its creation on November 19, 2002. Mr. Zotos served as Director of Atlantic Technology Ventures, Inc. ("Atlantic") from May 1999 to February 2003, President of Atlantic from April 2000 to February 2003, and Chief Executive Officer of Atlantic from February 2001 to February 2003. From June 1999 to March 2000, Mr. Zotos served as Director of due diligence for Licent Capital LLC. From November 1996 to August 1998, Mr. Zotos served as Assistant to the President and Patent Counsel for Competitive Technologies, Inc. From June 1994 to October 1996, Mr. Zotos served as an Associate Attorney at Law with the law firm of Pepe and Hazard in Connecticut. Mr. Zotos received a Bachelors degree in Mechanical Engineering from Northeastern University in 1988 and a Masters Degree in Business Administration and a Juris Doctorate from Northeastern University in 1993. Mr. Zotos is a current member of the Licensing Executive Society and the Boston Patent Law Association.

MICHAEL  FERRARI

     Michael Ferrari has served as Vice President and Director of the Company since February 18, 2005. Since its creation on November 19, 2002, Mr. Ferrari has served as a member of the Company's wholly owned subsidiary Pathogenic, LLC. Since March 2004, Mr. Ferrari has been employed by Clinical Advisors, LLC, as head of operations, sales and project management. From August 2003 to February 2004, Mr. Ferrari served as a private equity associate with Maxim Group, LLC. From January 2001 to January 2003, Mr. Ferrari served as Vice President of Business Development for Atlantic Technology Ventures. From September 1998 to January 2001, Mr. Ferrari served as Manager of Business Development at Corporate Technology Development, Inc. From September 1997 to September 1998, Mr. Ferrari worked for Aetna U.S. Healthcare as an Account Executive. Mr. Ferrari received his Bachelors degree in Biology from Villanova University in 1997. Mr. Ferrari holds series 7 and 63 securities licenses. He has also been a member of the Licensing Executive Society since 1999.

WILLIAM SKLAR

     William Sklar has served as a Director of the Company since January 27, 2005, 2005. He served as President of the Company from January 27, 2005 to February 18, 2005. Since November 1988, Mr. Sklar has served as a consultant with Willmar Management Corp. From July 1983 to October 1988, Mr. Sklar served as owner of Western Bag & Burlap, a textile bag manufacturer. From May 1980 to June 1983, Mr. Sklar served in various positions with Orenstein & Partners
Chartered Accountants. Mr. Sklar graduated from the University of Toronto in 1970, with a Bachelors degree in Commerce.

     Directors of the Company are elected annually and hold office until the annual meeting of the shareholders of the Company and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There are no family relationships among the Company's officers and directors. Officers and directors of the Company may receive compensation as determined by the Company from time to time by vote of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.

EMPLOYMENT  AGREEMENT

     Frederic P. Zotos entered into an employment agreement with the Company on March 15, 2005, effective as of February 18, 2005 (the "Employment Agreement"). The Employment Agreement calls for Mr. Zotos to serve as the Company's Chief Executive Officer and President. Under the agreement, Mr. Zotos is to receive $200,000 per year (the "Base Salary") plus a bonus to be determined by the Company's Board of Directors. The term of the Employment Agreement shall be until terminated by the Company or Mr. Zotos. The Employment Agreement may be terminated by the Company for "cause," including (i) conviction of any crime constituting a felony in the jurisdiction involved, (ii) engaging in any substantiated act involving moral turpitude, (iii) engaging in any act which subjects the Company to public ridicule or embarrassment, (iv) grossly negligent performance of duties under the Employment Agreement, (v) willful failure or refusal to perform duties under the Employment Agreement, or (vi) material breach of any provision of the Agreement, provided that in respect to (iv), (v) and (vi) Mr. Zotos shall have received written notice from the Company setting forth the alleged act or failure to act constituting "cause" and shall have not cured the act or refusal within Ten (10) business days from the receipt of the notice. Additionally, the Employment Agreement may be terminated by reason of Mr. Zotos' death or Mr. Zotos' voluntary retirement. If the Employment Agreement is terminated by Mr. Zotos' death, his retirement or by the Company for "cause," Mr. Zotos will be entitled to only his Base Salary through the date of the termination.

     Additionally, the Company can terminate Mr. Zotos' employment under the Employment Agreement due to his incapacity due to physical or mental illness, if he is absent from his duties on a full time basis for either One Hundred and Twenty (120) days within any Three Hundred and Sixty-Five (365) period or Ninety
(90) consecutive days ("Disability"). If the Employment Agreement is terminated for Disability, Mr. Zotos will be entitled to his Base Salary through the date of termination, reduced by the amount of compensation and benefits received by Mr. Zotos during the period he was unable to perform his duties under the Employment Agreement, if any payable to Mr. Zotos under any disability benefit plan or program of the Company or under the Social Security disability insurance program.

     If the Company terminates Mr. Zotos' employment for any other reason other than for "cause" or Disability, the Company shall pay Mr. Zotos his Base Salary through the date of termination and severance pay equal to the amount Mr. Zotos would have received during the period beginning on the date of termination and ending Twelve (12) months from the date of his termination.

     Mr. Zotos agreed under the Employment Agreement not to compete with the Company during his employment or for One (1) year following the termination of his employment with the Company.

RECENT  CHANGES  IN  OFFICERS  AND  DIRECTORS

     On February 18, 2005, William Sklar resigned as Chief Executive Officer of the Company and on February 18, 2005, the Board of Directors appointed Frederic
P. Zotos as the Company's Chief Executive Officer, to fill the vacancy left by Mr. Sklar's resignation. Although Mr. Sklar resigned as Chief Executive Officer of the Company on February 18, 2005, he remains with the Company as a Director.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of June 24, 2005, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.




                                                 Beneficially Owned                               Beneficially Owned
                                                Prior  to  Offering                               After  Offering(3)
  Name  and  Address  of                ------------------------------------              ----------------------------------
  Beneficial  Owner(1)                     Shares                 Percent(2)              Shares                  Percent
-------------------------------         -----------              -----------           --------------        ----------------
    Frederic P. Zotos                   20,000,000                  48.3 %               20,000,000                 39.3%

    Michael Ferrari                     20,000,000                  48.3 %               20,000,000                 39.3%

    William Sklar                          250,000                   0.6 %                  250,000                 0.49%

------------------------------------------------------------------------------------------------------------------------------

All the officers and                    40,250,000                  97.2 %                40,250,000                79.1%
directors as a group
 (3 persons)

(1) The address of each of the Company's officers and Directors is the Company's principal executive offices at 99 Derby Street, Suite 200, Hingham, MA 02043.

(2) Using 41,403,830 shares outstanding as of June 24, 2005.

(3) Using 50,886,589 shares outstanding after conversion of all shares of Convertible Preferred Stock, assuming the conversion of all shares of Convertible Preferred Stock, no conversion of dividends or penalties associated with the Convertible Preferred Stock or the Securities Purchase Agreement, and no subsequent issuance of shares of Common Stock by the Company other than to the Convertible Preferred Stock holders.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     None.

EXPERTS

     The financial statements of Tyrol Therapeutics, LLC ("Tyrol") and Pathogenics, Inc. as of December 31, 2004, and for the years ended December 31, 2004 and 2003, as well as the period from inception to December 31, 2004, have been audited by Malone & Bailey, PC, independent registered public accounting firm, and have been included in this Prospectus in reliance upon the reports of Malone & Bailey, PC, and upon their authority as experts in accounting and auditing.



                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Restated Certificate of Incorporation and Delaware General Corporation Law, any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a Director, officer, incorporator, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred in connection with such action, suit, or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a Director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

     Additionally, Mr. Zotos, Mr. Ferrari and Mr. Sklar entered into separate Indemnification Agreements with the Company (each an "Indemnitee" and the "Indemnification Agreements"). The Indemnification Agreements provide for the Company to indemnify each Indemnitee if he is or becomes a party to, or a witness to any threatened, pending or completed action, suit, investigation or proceeding by reason of the fact that the Indemnitee is or was a Director, officer, employee, trustee, agent or fiduciary of the Company or serving at the request of the Company to the full extent permitted by law. Additionally, the Company shall advance to each Indemnitee, within two business days of any request, any and all expenses in connection with any indemnification, provided, however that each Indemnitee must have obtained prior approval of the Board of Directors of the Company, unless the Company had previously experienced a "change in control," in which case, an independent counsel selected by the Indemnitee, and approved by a majority of the disinterested directors, shall determine whether and to what extent the Indemnitee is permitted to be indemnified by the Company.


                           GLOSSARY OF TECHNICAL TERMS
                             USED IN THIS PROSPECTUS

Active  Halogen  Compounds:A  chemical  compound  that  incorporates  one of the
---------------------------
     halogen elements: fluorine, chlorine, bromine, iodine or astatine; sometimes including hydrogen.

Clinical Trials:There are Three (3) Phases of clinical trials which are normally
----------------
     conducted before a sponsor files an New Drug Application ("NDA") with the FDA to gain approval to sell the drug commercially. These three Phases are described below:

Phase 1

     Phase 1 includes the initial introduction of an investigational new drug into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on drug effectiveness. During Phase 1, sufficient information about the drug's pharmacokinetics and pharmacological effects should be obtained by the sponsor to permit the design of well-controlled, scientifically valid, Phase 2 studies. Phase 1 studies also evaluate drug metabolism, structure-activity relationships, and the mechanism of action in humans. These studies also determine which investigational drugs are used as research tools to explore biological phenomena or disease processes. The total number of subjects included in Phase 1 studies varies with the drug, but is generally in the range of twenty to eighty.

Phase  2

     Phase 2 includes the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the new drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase 2 studies are typically well-controlled, closely monitored, and conducted in a relatively small number of patients, usually involving several hundred people.

Phase  3

     Phase 3 studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase 2, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug. Phase 3 studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase 3 studies usually include several hundred to several thousand people.

     Following the completion of all three phases of clinical trials, the sponsor analyzes all of the data and files an NDA with FDA if the data successfully demonstrate safety and effectiveness. The NDA must contain all of the scientific information that the sponsor has gathered. NDAs are typically 100,000 pages or more. By law, the FDA is allowed six months to review an NDA, however in almost all cases, the period between the first submission of an NDA and final FDA approval exceeds that limit.

Approval

     Once the FDA approves the NDA, the new drug becomes available for physicians to prescribe. The sponsor must then continue to submit periodic reports to FDA, including any cases of adverse reactions and appropriate quality-control records. For some medicines, the FDA requires additional studies, Phase IV studies, which evaluate the long-term effects of a drug.

Crural Ulcer:
-------------
     Infected skin ulcers due to insufficient vein circulation.

Cytotoxicity: -is the quality of being poisonous to cells
---------------

Endogenous -Originating or produced within an organism, a tissue, or a cell
------------

Amino Acid -any one of a class of simple organic compounds containing carbon,
-------------
     hydrogen, oxygen, nitrogen, and in certain cases sulfur. These compounds are the building blocks of proteins.

Derivate:Something obtained or produced by modification of something else
---------

Endogenous Antiseptic:An agent originating or produced within an organism, a
----------------------
     tissue, or a cell that is capable of preventing infection by inhibiting the growth of microorganisms

Endothelial Cells: -the cells of the endothelium.  The endothelium is a thin
--------------------
     layer of flat epithelial cells that lines serous cavities, lymph vessels, and blood vessels

Formulation Development Program:We also look how your product behaves with
--------------------------------
     different ingredients and fine tune the formulation. Ultimately, we optimize your product around different parameters, determining the order of addition of ingredients, compounding limitations, equipment compatibility, and their impact on manufacturing, product performance, and stability. Manufacturing a stable, efficacious, safe, and optimal product is the main objective of formulation development programs.

Genotoxicity Screening:Damaging to DNA and thereby capable of causing mutations
-----------------------
     or cancer

Innate Immunity: refers to the basic resistance to disease that a species
----------------
     possesses - the first line of defense against infection.

Novel endogenous anti-infective:
--------------------------------
          A chemical substance that is formed inside the human body which has anti-infective properties.

Main long-lived oxidant produced by human granulocytes and monocytes
--------------------------------------------------------------------

Oxidizing Mechanism of Action:refers to specific steps of reactions that occur
------------------------------
     enabling to drug to have an effect

Rhinosinusitis:sinus infections caused by viral, bacterial or fungal growths
---------------

Viral Conjuctivitis:
--------------------
     Eye infections cause by a virus, "Pink Eye."


                             DESCRIPTION OF BUSINESS

HISTORY

     The Company was incorporated in Delaware on December 16, 1997 as "Niktronic, Inc." On that same day, the Company's Board of Directors approved a change in the Company's name to "Needle Impulse Technologies, Inc." and on January 20, 1998, the Company filed a Certificate of Amendment with the Delaware Secretary of State to affect the name change to "Needle Impulse Technologies Corp." On February 28, 2002, the Company's corporate charter with the State of Delaware was revoked for non-payment of taxes. On February 2, 2005, the Company filed a Certificate for Renewal and Revival of Charter with Delaware to restore, renew and revive the Company's corporate charter, which was granted by the Secretary of State of Delaware.

     On February 8, 2005, the Company affected a 503.83:1 forward stock split. Unless otherwise stated all share amounts in this Registration Statement take into account this stock split.

On February 9, 2005, the Company filed a Certificate of Amendment with the Delaware Secretary of State to change the Company's name to "Pathogenics, Inc." and to authorize 110,000,000 share of stock of which 100,000,000 are shares of Common Stock, $.001 par value per share, and of which 10,000,000 are shares of serial Preferred Stock, $.001 par value per share.

     From December 16, 1997, until February 10, 2005, the date of the Reorganization (defined below), the Company had no business operations and was wholly owned by First Vulcan Corporation, a Delaware corporation ("Vulcan").

     On February 10, 2005, the Company entered into an Agreement and Plan of Reorganization with Tyrol Therapeutics, LLC (formerly Pathogenics, LLC), a Delaware limited liability company ("Tyrol") and the members of Tyrol ("Tyrol Members"), whereby each Tyrol Member exchanged all of their interest in Tyrol for shares of the Company's Common Stock (the "Reorganization Agreement" and the "Reorganization"). Fredric P. Zotos, the Company's current Chief Executive Officer and Tyrol Member exchanged his 48.9% interest in Tyrol for 20,000,000 shares of the Company's Common Stock, Michael L. Ferrari, the Company's current Vice President and Director exchanged his 48.9% interest in Tyrol for 20,000,000 shares of the Company's Common Stock and William K. Mackey exchanged his 2.2% interest in Tyrol for 900,000 shares of the Company's Common Stock. As a result of the Reorganization, Tyrol became a wholly owned subsidiary of the Company, and the Company ceased to be a wholly owned subsidiary of Vulcan (henceforth throughout this Registration Statement, unless otherwise stated, all references to the "Company" include "Tyrol").

     In connection with the Reorganization, Mr. Zotos and Mr. Ferrari, the Company's Chief Executive Officer, entered into a Lock Up Agreement with the Company, whereby they agreed not to sell or otherwise dispose of any shares of the Company's Common Stock until this Registration Statement has been effective with the Securities and Exchange Commission for a period of One Hundred and Eighty (180) days.


     Additionally, pursuant to the Reorganization Agreement, the Company agreed to distribute the 503,830 shares of the Company's Common Stock, which were held by Vulcan to shareholders of Vulcan, on a one for one basis, with each shareholder of Vulcan common stock as of the record date of March 9, 2005 (the "Record Date"), receiving one share of the Company's Common Stock for each share of Vulcan which they held (the "Spin-Off"). The Spin-Off shares were distributed on March 14, 2005. A portion of the Spin-Off shares, 128,428 shares, were issued as free trading shares without restriction to the shareholders of Vulcan who had free trading shares of Vulcan on the Record Date. The Company is registering all 503,830 of the Spin-Off shares as part of this Registration Statement, which were all previously issued to shareholders of Vulcan on March 14, 2005, and which number includes the 128,428 shares which were issued as free trading. Our Director, William L. Sklar, is the only individual receiving Spin-Off shares who is an affiliate of the Company, and therefore, the 250,000 shares that Mr. Sklar received in connection with the Spin-Off will be subject to the Rule 144 volume limitations on the sale of his securities, even though those shares will be registered upon the effectiveness of this Registration Statement (see "Shares Available for Future Sale," below).

     The Company entered into a Registration Rights Agreement, on February 18, 2005, with William K. Mackey, in connection with a Consulting Agreement entered into between Mr. Mackey and the Company on September 29, 2004 (the "Consulting Agreement"). The Consulting Agreement is for a period of Twelve (12) months, during which time Mr. Mackey is to aid and assist the Company in connection with a multi faceted corporate finance project, which included the $275,000 commitment in connection with the Convertible Preferred Stock, which is being registered pursuant to this Registration Statement. Under the Consulting Agreement, Mr. Mackey was paid a retainer in the amount of $7,500 for each of the first three months of the Consulting Agreement, which is to be paid once the Company has received all of the $275,000 in financing, and $6,000 for each month of the financing thereafter. Mr. Mackey provided advice and service to the Company in connection with the reverse merger process, financing, and negotiation with various parties prior to the Reorganization pursuant to the Consulting Agreement. Mr. Mackey continues to perform services for the Company pursuant to the Consulting Agreement in connection with new technologies and how to structure potential financing packages.

     Mr. Mackey paid $900 cash consideration for a 2.2% interest in Tyrol, which was subsequently converted into 900,000 shares of the Company's common stock pursuant to the Exchange, which shares are included in this Registration Statement. Either Mr. Mackey or the Company has the right under the Consulting Agreement, to terminate the agreement for any reason after providing Thirty (30) days written notice, and any termination under the Consulting Agreement will not affect Mr. Mackey's rights to receive the compensation already earned.


     Pursuant to the Registration Rights Agreement, the Company agreed to give Mr. Mackey notice of the Company's intent to register any of its securities under the Securities Act of 1933 (the "Act"), and allow Mr. Mackey's shares to be included under such registration statement. All 900,000 of Mr. Mackey's shares of the Company's Common Stock, are included in this Registration Statement in connection with these registration rights granted to Mr. Mackey, pursuant to the Registration Rights Agreement.

CONVERTIBLE  PREFERRED  STOCK

     On February 25, 2005, the Company filed a Certificate of Designations of Convertible Preferred Stock with the Secretary of State of Delaware (the "Certificate" and the "Convertible Preferred Stock"). The Certificate consists of Ten Thousand (10,000) shares of Convertible Preferred Stock, which had a face amount equal to Twenty-Seven dollars and Fifty Cents ($27.50) per share ("Face Amount"). The holders of the Preferred Stock ("Holders") are entitled to receive cumulative dividends at Two and a half percent (2.5%) above the prime rate published from time to time by Citibank, N.A. of the Face Amount per year ("Dividends"). The Dividends are payable by the Company quarterly on the last day of April, July, October and January, starting July 2005, in cash or additional shares of Convertible Preferred Stock, payable in shares of Convertible Preferred Stock at a rate equal to the outstanding amount of Dividends divided by the Face Amount (the Convertible Preferred Stock is defined in greater detail under the section entitled "Description of Securities").

SECURITIES  PURCHASE  AGREEMENT

     On February 18, 2005, the Company entered into a Securities Purchase Agreement ("SP Agreement") with five (5) entities, Manillo Investors Limited ("Manillo"), Bayside Associates Limited ("Bayside"), Castlegate Group Limited ("Castlegate"), Kensington Group Limited ("Kensington") and Trufello Associates Limited ("Trufello")(each individually a "Purchaser" and collectively the "Purchasers").


     In connection with the Securities Purchase Agreement, the Purchasers agreed to purchase Two Hundred and Seventy Five Thousand dollars ($275,000) of Convertible Preferred Stock ("Convertible Preferred Stock") of the Company, which is convertible into shares of the Company's Common Stock at a per share conversion price of $0.029 per share ("Conversion Price"). The Purchasers will purchase the Convertible Preferred Stock of the Company in four (4) tranches, the first of which was February 23, 2005, at which time the Company received an aggregate of $45,000 from the Purchasers ("First Tranche"), the second of which was March 31, 2005, at which time the Company received an aggregate of $50,000 from the Purchasers ("Second Tranche"), the third of which will be five (5) business days from the date the Company's Registration Statement is declared effective with the Securities and Exchange Commission ("SEC"), at which time the Company will receive an aggregate of $60,000 from the Purchasers ("Third Tranche"), and the fourth and final tranche will be the thirtieth (30) business day after the Company's Registration Statement becomes effective with the SEC, at which time the Company will receive an aggregate of $120,000 from the Purchasers ("Fourth Tranche") (collectively the "Tranches").

     Conditions to the Purchasers paying the amounts due to the Company under the Third Tranche and Fourth Tranche include the truth and accuracy of the representations and warranties of the Company and Purchasers contained in the SP Agreement, the continued compliance with the covenants of the Company set forth in the SP Agreement, the non-occurrence of any redemption event (described below), and the delivery of the Convertible Preferred Stock to the Purchasers.


     The Purchasers will give notice of their intent to exercise their rights to covert the Convertible Preferred Stock into shares of the Company's Common Stock by providing the Company with an executed and completed Notice of Conversion (a "Conversion Date"). The SP Agreement provides that if the Company fails to deliver the Common Stock to the Purchasers within two (2) business days after the Company receives a Notice of Conversion by the Purchasers, the Company will pay the Purchasers liquidated damages in the amount of $100 per day for each $10,000 of Convertible Preferred Stock principal being converted by the Purchasers.

     In the event the Company is prohibited from issuing Common Stock or fails to timely deliver Common Stock to the Purchasers within five (5) days of a receipt of a notice of conversion, or upon the occurrence of any Redemption Event (as defined below), at the Purchasers election, the Company will be required to pay the Purchasers Ten (10) days from the date requested by Purchasers, a sum of money determined by

     (i) multiplying up to the outstanding principal amount of the Convertible Preferred Stock by 130%, or

     (ii) multiplying the number of shares of Common Stock otherwise deliverable upon conversion of an amount of Convertible Preferred Stock principal and/or interest designated by the Purchaser ("Deemed Conversion Date") at the then conversion price that would be in effect on the Deemed Conversion Date by the highest closing price of the Common Stock on the principal market for the period commencing on the Deemed Conversion Date until the day prior to the receipt of the Mandatory Redemption Payment, whichever is greater, together with accrued but unpaid interest thereon ("Mandatory Redemption Payment"). Upon receipt of the Mandatory Redemption Payment, the corresponding Convertible Preferred Stock will be deemed paid and no longer outstanding.


     Under the SP Agreement, each Purchaser shall not be entitled to convert the Convertible Preferred Stock into shares of the Company's Common Stock, if their total ownership of the Company's Common Stock would then be in excess of 9.99% of the total issued and outstanding shares of the Company's Common Stock. Additionally, under the SP Agreement, each Purchaser shall have buy-in rights ("Buy-In Rights"). The Buy-In Rights provide that if the Company fails to deliver to the Purchasers shares issuable upon conversion of the Convertible Preferred Stock by the date due to the Purchasers, and if within Seven (7) days of the date the shares of Common Stock were due to the Purchasers, the Purchasers purchase shares of the Company's Common Stock in an open market transaction in satisfaction of shares which the Purchasers were entitled to receive, the Company shall pay the Purchasers in cash (in addition to any and all other remedies available to the Purchasers) an amount equal to the amount the Purchasers' total purchase price for the Common Stock, including brokerage commissions exceeds the aggregate principal amount of the Convertible Preferred Stock for which conversion was not timely honored, together with interest at the rate of 15% per year. For example, if a Purchaser purchases shares of the Company's Common Stock having a total purchase price of $11,000 to cover an attempted conversion of $10,000 of Convertible Preferred Stock principal, the Company shall be required to pay the Purchaser $1,000 plus interest.


     The SP Agreement contains penalties which the Company will be forced to pay to the Purchasers, if the Company does not file this Registration Statement, and obtain effectiveness within the time periods provided in the SP Agreement ("Non-Registration Event"). Pursuant to the SP Agreement, if (i) the Registration Statement is not declared effective on or before One Hundred Twenty
(120) days from the date of the SP Agreement, or within three (3) business days of receipt by the Company of a written or oral communication from the Commission that the Registration Statement will not be reviewed or that the Commission has no further comments, or (ii) this Registration Statement is filed and declared effective with the SEC, but shall thereafter cease to be effective (each event
(i)-(ii) a "Non-Registration Event"), then the Company shall deliver to the Purchasers, as liquidated damages, an amount equal to One and One-half percent (1.5%) of the outstanding amount of the Convertible Preferred Stock for each Thirty (30) days or part thereof during the initial Sixty (60) days of the pendency of such Non-Registration Event and two percent (2%) for each Thirty
(30) days or part thereof, thereafter of the purchase price of the Convertible Preferred Stock remaining unconverted and purchase price of Common Stock issued upon conversion of the Convertible Preferred Stock owned of record by such holder which are subject to such Non-Registration Event ("Liquidated Damages"). However, under the SP Agreement, liquidated damages accruing pursuant to a Non-Registration Event which is cured within thirty (30) days shall be waived, and such Non-Registration Event shall be deemed not to have occurred. The Company must pay the Liquidated Damages in the form of shares of Common Stock at the Conversion Price within Ten (10) days after the end of each Thirty (30) day period or shorter part thereof for which Liquidated Damages are payable.

     The Company agreed under the SP Agreement that until this Registration Statement has been effective for One Hundred and Twenty (120) days, the Company will not publicly offer or sell its Common Stock or other securities or debt obligations with out the written consent of the Purchasers, except as full or partial consideration in connection with any merger, consolidation or purchase of substantially all of the securities or assets of any corporation or other entity. The Company agreed not to enter into any agreement to, nor issue any equity, convertible debt or other securities convertible into shares of the Company's Common Stock without prior written consent of the Purchasers for a period of One Hundred and Eighty (180) days from the date this Registration Statement is declared effective with the SEC. Additionally, the Company agreed that at any time the Convertible Preferred Stock is outstanding, if the Company shall offer, issue or agree to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price, without the consent of the Purchasers, then the Company shall issue, for each such occasion, additional shares of Common Stock to each Purchaser so that the average per share purchase price of the shares of Common Stock issued to the Purchasers (of only the Common Stock still owed to the Purchasers) is equal to such other lower price per share and the Conversion Price shall automatically be reduced to such other lower price per share ("Additional Shares"). The Purchasers are also granted registration rights with respect to the Additional Shares.


LICENSE  AGREEMENT  FOR  PATENT  RIGHTS  IN  CONNECTION  WITH  N-CHLOROTAURINE

     The Company holds rights under a License Agreement entered into October 18, 2001 (the "License") with Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher (the "Licensors"), to worldwide exclusive license patent rights in connection with patents relating to N-Chlorotaurine and any technology relating to those patent rights or improvements ("NCT" and the "Patents"), which was assigned to the Company's wholly owned subsidiary Tyrol Therapeutics, LLC, formerly Pathogenics, LLC, a Delaware wholly owned subsidiary, pursuant to an Assignment Agreement, effective December 18, 2002, with Atlantic Technology Ventures, Inc. a Delaware corporation ("Atlantic"), whose President and Chief Executive Officer was the Company's Chief Executive Officer, Frederic P. Zotos, and whose Vice President of Business Development was the Company's Director Michael Ferrari ("Assignment Agreement"). The Assignment Agreement was ratified by the Licensors on January 10, 2003. Under the Assignment Agreement, the Company agreed to pay Atlantic a 10% share of any milestone, royalty or other revenue generated by NCT technology and pay and perform all unperformed obligations of Atlantic under the License Agreement, give the Company all of Atlantic's rights, obligations, title and standing in relation to the Patents. Under the License, the Company must pay the Licensors jointly and severally during the term of the License (described below), a total royalty of Four percent (4%) of the net sales of all licensed products sold by the Company in connection with the Patents rights, a total royalty of Twenty percent (20%) of the royalties which the Company receives from any sublicenses, a one-time payment of One Hundred Thousand dollars ($100,000), which is due when the first patent application subject to the License is granted, a one-time payment of Two Hundred and Fifty Thousand dollars ($250,000) payable upon successful completion of a Phase III clinical trial for a licensed product or licensed process, and a one-time milestone payment of One Million dollars ($1,000,000) payable upon receiving new drug approval for any licensed product or licensed process. None of the payments required under the License have been paid, as the Company has yet to patent or gain approval for any products based on NCT. When due, all of the payments required under the License are payable by the Company in cash or registered Common Stock of the Company. Additionally, the Company must maintain the Patents and provide reports to the Licensors within Sixty (60) days after June 30 and December 31, reports setting forth the amount of licensed products sold, net proceeds and royalties due. The License will remain in effect until
a) the Patents expire, or b) the Company ceases selling any products in connection with the License, revokes all sublicenses, gives notice to the Licensors of its intent to terminate the License, and tenders payments of all royalties, c) in the event that the Company remains more than Sixty (60) days in arrears in payment of royalties or expenses due pursuant to the License.



     Under the License, the Company agrees to indemnify the Licensors, heirs and assigns ("Indemnitees") against any liability, damage, loss or expenses incurred by or imposed upon the Indemnitees in connection with claims, suits, actions, demands or judgments arising out of any theory of product liability concerning any product, process or service made, used or sold pursuant to any right or license granted under the License.


     While the Company has not specifically received the approval of the Licensors for the assignment of the License to the Company, the Company believes it did not require the Licensor's consent to the February 10, 2005 Reorganization, since under Article 9.1(i) of the License Agreement, "the licensee may assign the agreement to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the licensee's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time." The Company believes that the Agreement and Plan of Reorganization is intended to qualify as a reorganization under the provisions of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended.

LICENSE  AGREEMENT  FOR  CHLOROQUINE

     On May 25, 2005, the Company entered into an Exclusive License Agreement with Alpha Research Group, LLC, a Nevada limited liability corporation ("Alpha") and Jodi A. Nelson. In connection with the Exclusive License Agreement, the Company paid Alpha $20,000 which was loaned to the Company by William Mackey and William Sklar, a Director of the Company (as described in further detail below), and agreed to provide sufficient funding for the protection and continued clinical development of products stemming from certain patents in connection with the novel therapeutic use or formation of Chloroquine ("CQ") and any of its derivatives.

     Under the Exclusive License Agreement, the Company shall pay Alpha four percent (4%) of the net sales of CQ in each country that CQ is sold, if the Company uses the licensing rights obtained in connection with the Exclusive
License Agreement to sell CQ, beginning on the date that CQ is commercially sold. Additionally, the Company shall pay Alpha (a)$100,000 payable in cash or registered stock of the Company upon the successful completion of a phase II clinical trial for each product derived in connection with the patent rights for CQ, (b) $250,000 payable in cash or registered stock of the Company upon the successful completion of each phase III clinical trial for each product derived in connection with the patent rights for CQ, and $1,000,000 payable in cash or registered stock of the Company upon the receipt of each new drug approval for each product derived in connection with the patent rights for CQ. The term of the Exclusive License Agreement shall be until the expiration of the last patent right associated with CQ under the Exclusive License Agreement, upon 30 days written notice from the Company to Alpha, or for cause.

     On May 25, 2005, the Company entered into an Assignment Agreement with First Coventry Corporation, which was incorporated under the laws of Delaware on May 24, 2005 ("First Coventry"), to assign the license agreement which the Company received previously from Alpha to First Coventry in return for all the issued an outstanding shares of First Coventry, making First Coventry a wholly-owned subsidiary of the Company. On June 1, 2005, First Coventry entered into an Indemnification Agreement with Frederic P. Zotos, the Company's Chief Executive Officer and Director, to indemnify Mr. Zotos against personal liability in connection with the advancing of expenses to First Coventry and/or any liability Mr. Zotos may have as a result of being the sole Director, President, Chief Executive Officer, Secretary and Treasurer of First Coventry.

     On May 25, 2005, William K. Mackey and William L. Sklar, the Company's Director, entered into a Note and Security Agreement with the Company. Under the Note and Security Agreement, Mr. Mackey and Mr. Sklar loaned the Company $20,000, which is due within ninety (90) days of the date of the Note and Security Agreement, or August 23, 2005, and which amount was immediately paid to Alpha in connection with the Exclusive License Agreement, discussed above. Until the date due, the amount outstanding bears interest calculated at the rate of 8% per year. The note was secured by 3,000 shares of First Coventry Corporation, the Company's wholly-owned Delaware subsidiary.

     Additionally, in connection with the Exclusive License Agreement, the Company entered into a Consultancy Agreement with Jodi A. Nelson ("Nelson"). The Consultancy Agreement calls for Nelson to provide consulting services to the Company in connection with the therapeutic use and formulation of Chloroquine and its derivates or analogs. The Company agreed to pay Nelson $3,000 per month, for Nelson's first forty (40) hours of work per month and $75 per hour thereafter and reimburse Nelson for pre-approved business expenses in current in connection with the consulting services rendered to the Company. The Company paid Nelson the first month's retainer of $3,000 upon execution of the Consultancy Agreement, and is deferring and accruing subsequent payments in accordance with the Consultancy Agreement until such time as the Company's stock registration statement is declared effective by the SEC. The Consultancy Agreement included a confidentiality provision, whereby Nelson agreed not to disclose the Company's confidential information other than in connection with the consulting services. The Consultancy Agreement is for a period of one (1) year from the date of the agreement and is renewable upon written agreement of the parties. The Consultancy Agreement may be terminated by either party at any time upon one (1) month prior written notice.

CONFIDENTIALITY  AGREEMENTS

     The Company has each company and consultant with whom the Company consults in connection with NCT and CQ sign a Confidentiality Agreement ("Confidentiality Agreement"). Each Confidentiality Agreement calls for the party receiving the confidential information to refrain from disclosing the Company's confidential information to anyone and to take all steps necessary to prevent the disclosure of the Company's confidential information. Each Confidentiality Agreement is valid for the term of Five (5) years from the date entered into.


BUSINESS

     We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel therapeutics that we believe have potential significant commercial viability and that target certain unmet market needs. The Company does not carry out target discovery research or initiate any in-house research programs. We are currently researching and developing two technologies:

                                 N-CHLOROTAURINE
                                 ---------------

     The Company owns rights to N-Chlorotaurine ("NCT"), a chemical substance produced within the body by white blood cells during an inflammatory reaction. NCT is known to play an important role in the part of the immune system that helps ward of infection and disease because of its antimicrobial properties against a broad spectrum of microorganisms and immune regulatory functions. NCT was initially developed by researchers at the University Hospital of Innsbruck and the Institute of Hygiene and Social Medicine, Leopold-Franzens-University of Innsbruck, Austria.

     In pre-clinical studies conducted by the researchers, NCT demonstrated the ability to kill bacteria, viruses, parasitic intestinal worms, and destroy or inhibit the growth of fungi:

     o Nagl, M and Gottardi, W. In vitro experiments on the bactericidal action of N-chlorotaurine. Hyg.Med. 17:431-439, 1992.
     o Nagl, M and Gottardi, W. Enhancement of the bacterial efficacy of N- chlorotaurine by inflammation samples and selected N-H compound. Hyg.Med. 21:597-605, 1996.
     o Nagl, M, Larcher, C and Gottardi, W. Activity of N-chlorotaurine against Herepes simplex and Adenoviruses. Antiviral. Res. 38(1):25-30,
          1998).

     Additional pre-clinical studies conducted by the researchers showed that when NCT was applied in the presence of human nasal mucus, its ability to destroy microorganisms was increased:

     o Nagl M, Lass-Floerl C, Neher A, Gunkel AR, Gottardi W. Enhanced fungicidal activity of N-chlorotaurine in nasal secretion. J Antimicrob Chemother 2001; 47: 871-4.

     Despite its broad-spectrum activity, the toxicity of NCT against human cells is extremely low. Its breakdown products, the amino acid taurine and chloride, are also found in the human body and therefore represent virtually no toxic potential and do not induce allergic reactions. Against white blood cells, red blood cells as well as cells that make up the inside of blood vessels, NCT was shown to be virtually non-toxic:

     o Grisham MB, Jefferson MM, Melton DF, Thomas EL. Chlorination of endogenous amines by isolated neutrophils. J Biol Chem 1984; 259:
          10404-13.

     A standard test to screen for potential toxicities was performed by PanLabs Incorporated (78 single tests, 41 thereof in vivo (in a living organism) with a total of 240 mice). Results of the test revealed no signs of toxicity concerning interaction with the central nervous system, cardiovascular behavior, intermediary metabolism, allergy-inflammation and gastrointestinal parameters. The researchers believe NCT's unspecific mechanism of action precludes the development of microorganisms that can resist being killed by an anti-microbial agent - a characteristic similar to those of antiseptics and disinfectants. The Company believes that this attribute differentiates NCT significantly from antibiotics, antivirals and antifungals, all of which pathogens eventually develop resistant strains.

     These features encouraged the researchers to investigate the usability of NCT as a topical agent for the treatment of infections in human medicine. Through grants supported by the Austrian Science Fund and the Jubilee Research Fund of the Austrian National Bank, the researchers completed several clinical trials testing the safety, tolerance and efficacy of NCT as a topical agent for the treatment of infections. All the clinical trials conducted to date by the researchers were conducted according to Good Clinical Practice ("GCP") guidelines under the approval of the University of Innsbruck Ethics Committee and Austrian Ministry of Health and Women. The clinical trials conducted by the researchers to date have proved NCT's tolerability on the skin and mucous membranes and have demonstrated initial signs of efficacy in:

     o    outer  ear  infections,  Laryngoscope,  "Acute  Otitis  Externa:
          Efficacy and Tolerability of N-Chlorotaurine, a Novel Endogenous Antiseptic Agent," 2004; 114: 850-4;
     o Infected leg ulcers, Br J Dermatol, "Tolerability and efficacy of N- chlorotaurine compared to chloramine T for treatment of chronic leg ulcers with purulent coating," 2003; 149: 590-7);
     o eye infections, Ophthalmologica, "Tolerance of N-chlorotaurine, a new antimicrobial agent, in infectious conjunctivitis - a phase II pilot study," 2000, 214: 111-4); and
     o inflammation of the sinuses caused by infections of bacterial, fungal and viral origin, Auris Nasus Larynx, "Tolerability of N-Chlorotaurine in Chronic Rhinosinusitis Applied via Yamik Catheter," (Submitted) 2005.

     Because of NCT's demonstrated safety profile and broad spectrum activity established in preclinical and clinical studies conducted by the researchers to date, the Company plans on continuing the development of NCT as a topical agent for the treatment of several body cavity infections. Further preclinical and clinical trials are being planned which will be conducted by the inventors/licensors of NCT in Innsbruck, Austria at the University Hospital of Innsbruck and the Institute of Hygiene and Social Medicine, Leopold-Franzens-University of Innsbruck and will be partially supported by the Company and in part by the Austrian Science Fund and the Jubilee Research Fund of the Austrian National Bank. These additional pre-clinical and clinical studies will be focused on defining NCT's mechanism of action against bacteria and fungi on a protein level, elucidating the role of NCT during inflammation, and discovering any potential synergisms with other components of the immune system. Moreover, they will contribute to optimize the topical application of NCT in human medicine. The clinical studies in progress are focused on obtaining additional safety and efficacy data on NCT as well as to further define optimal dosing parameters for future large-scale clinical studies in several topical body cavity infections.

     It is also the Company's plan to prepare and file an Investigational New Drug ("IND") application with the FDA and reproduce some or all of these trials under FDA approval in an effort to gain FDA approval for NCT in the United States, of which the Company can provide no assurance of. As part of the development plan, the Company plans on conducting further preclinical studies, including formulation and toxicology studies, to support the filing of the Company's Investigational New Drug ("IND") on NCT. The IND support studies are scheduled for completion 24 months from the start of the project, at a total direct cost of approximately $2,000,000. In addition, the NCT researchers will continue working on further Phase II clinical studies on NCT in Innsbruck, Austria at the University Hospital of Innsbruck and the Institute of Hygiene and Social Medicine, Leopold-Franzens-University of Innsbruck, which will be partially supported by the Company and in part by the Austrian Science Fund and the Jubilee Research Fund of the Austrian National Bank. All clinical trials conducted by the researchers will be conducted according to Good Clinical Practice ("GCP") guidelines under the approval of the University of Innsbruck Ethics Committee and Austrian Ministry of Health and Women. Assuming that there are no unusual findings during the balance of the IND support studies we will precede to file the IND. Following the IND approval, we intend to initiate a Phase I program in the United States.

POTENTIAL  MARKET  FOR  NCT

     The Company believes that there are solid commercial justifications for pursuing a new antimicrobial treatments because:

1) This field is considered the third largest in terms of annual sales, surpassed only by drugs for treating central nervous system disorders and cardiovascular disease (Nature Biotechnology, Vol. 21:1256, Nov 2003).
     Anti-infectives are the third largest segment of the pharmaceutical industry, with annual sales totaling $45 billion (Roehr, Bob. Anti-infective Drug Development in Decline. 43rd ICAAC. Presented Sept. 15, 2003, as reviewed by Gary D. Vogin, MD for Medscape Medical News). Of the $45 billion in the anti-infectives markets, 62% is for antibacterials, 12% is for HIV, 6% is for other viral infections, 7% is for antifungals, and 13% is for vaccines and immunology. The 4-year compounded growth rate for anti-infectives is strong at 10%. The best markets for anti-infectives are the United States (48%), Europe (22%), and Japan (13%) (Bartlett, Bob G. 43rd ICAAC. Presented Sept. 15, 2003).
2) The threat of antibiotic resistance has become so severe that certain infections could soon be untreatable creating significant demand for new treatments (FDA Consumer Magazine, "The Battle of the Bugs: Fighting Antibiotic Resistance," July-August 2002).
3) A higher percentage of anti-infectives make it to the market due to the fact that safety issues are well defined and preclinical models are more predictive for optimal efficacy (National institute of Allergy and Infectious Diseases 2004 Summit on the State of Anti-infective Drug Development, August 2004).
4) Broad-spectrum, multi-indication anti-infective drugs generally have potential annual sales of $1 billion within three years of market introduction ("Superbugs & Superdrugs: A Strategic Guide to the Global Antimicrobials Industry, Industries and Therapies," SMi Publishing Ltd. 2000, at page 130, "Superbugs").
5) Treatment of Rhinosinusitis and ear infections are the most common reason for outpatient antibiotic prescriptions (Consumer Reports, "Super-germ alert," January 2001, 60-61), and conjunctivitis is considered the most common reason for non-traumatic eye complaints (American Family Physician, "Should We Prescribe Antibiotics for Acute Conjunctivitis," Vol. 66, No. 9, November 1, 2002).

RESEARCH  AND  DEVELOPMENT  ON  NCT

     All of the research and development which has been completed on NCT has been completed by the NCT Licensors in Austria. Since the execution of License Agreement in October 2001, the following research and development works have been completed and published by the NCT Licensors:

     (1) Antimicrob Agents Chemother, "Impact of N-chlorotaurine on viability and production of secreted aspartyl proteinases of Candida spp." 2002; 46:1996-9;
     (2) Arch Pharm (Weinheim), "Chemical properties of N-chlorotaurine sodium, a key compound in the human defence system," 2002; 335: 411-21;
     (3) Br J Dermatol, "Tolerability and efficacy of N-chlorotaurine compared to chloramine T for treatment of chronic leg ulcers with purulent coating," 2003; 149: 590-7;
     (4) Am J Rhinol, "In vitro study on the influence of N-chlorotaurine on the ciliary beat frequency of nasal mucosa," 2003; 17: 149-52;
     (5) ORL J Otorhinolaryngol Relat Spec, "Refractory rhinosinusitis complicating immunosuppression: application of N-chlorotaurine, a novel endogenous antiseptic agent," 2003; 65: 303-5;
     (6) Immunol Lett, "Down-regulatory effect of N-chlorotaurine on tryptophan degradation and neopterin production in human PBMC," 2004; 93: 143-9;
     (7) Ann Otol Rhinol Laryngol, "Tolerability of N-chlorotaurine in the guinea pig middle ear - a pilot study using an improved application system," 2004; 113: 76-81; and
     (8) Laryngoscope, "Acute Otitis Externa: Efficacy and Tolerability of N- Chlorotaurine, a Novel Endogenous Antiseptic Agent," 2004; 114:
          850-4.




                             CHLOROQUINE DIPHOSPHATE
                             -----------------------

     Pursuant the May 25, 2005 license agreement with Alpha Research Group, Inc. ("Alpha") and Jodi A. Nelson, we are developing novel derivatives and formulations of Chloroquine Diphosphate for the treatment of Parkinson's disease and as an agent to reduce the debilitating side effects caused by current Parkinsonian drug therapies.

     Chloroquine ("CQ") is a synthetically manufactured agent that has been used for both preventing and treating malaria.

     After examining the available work related to chloroquine, investigators at Alpha discovered that CQ has certain biological properties that rendered it potentially beneficial for treating persons afflicted with Parkinson's Disease. Based on their research, they have patented novel derivates and formulations of CQ for alleviating motor symptoms, involuntary or jerky movements and arresting the progression of Parkinson's Disease and associated neurological disorders.

     Parkinson's Disease ("PD") is a progressive neurodegenerative disorder in which dopamine cells responsible for normal motor movement irreversibly degenerate to the point of inducing severe disability. In advanced stages of PD, wide spread neurodegeneration encompasses multiple other neurotransmitter systems, rendering most treatments ineffectual. PD was the first disease treated by drugs that act to replace the deficient neurotransmitter, dopamine. Symptoms usually begin to manifest in middle to later life with mild symptoms such as trembling of the lips and hands, loss of facial expression, and muscular rigidity; however, cases juvenile or 'early onset' PD, can afflict persons in their late 30's and early 40's. As the disease progresses, it brings on debilitating symptoms such as body tremors, particularly in muscles at rest. Movements become slow and difficult; walking degrades to a shuffle. After 5-10 years, physical incapacity sets in. Non-motor symptoms, such as dementia occurs in at least 50% of the patients; depression is also very common ("The Columbia Electronic Encyclopedia, Sixth Edition," Copyright 2003, Columbia University Press. Licensed from Columbia University Press. All rights reserved).

     Levodopa, the chemical precursor of dopamine, has been used in the treatment of PD for more than 30 years. While levodopa remains the standard treatment for PD, over time its side effects oftentimes become more debilitating than symptoms of the disease itself. Invariably, sustained levodopa use produces impairment of voluntary movements resulting in fragmented or jerky motions in patients ("dykinesia"). Dyskinesia is the most common form of drug-induced movement disorder and virtually all patients with PD who take levodopa are susceptible to developing these long-term complications, with about 50-75 percent of patients developing such complications within 5-10 years. Dyskinesia is a severely disabling condition characterized by involuntary movements, chaotic and uncontrollable movements of limbs, face, and mouth that oftentimes necessitate long-term hospitalization or even lifetime nursing home care. Moreover, there are no pharmaceuticals presently approved by the FDA for the treatment of dyskinesia.

     Based on Alpha's and Jodi A Nelson's research on CQ suggesting it as a potentially useful approach for the treatment of PD, Alpha filed and was issued US Patent # 6,417177 and has filed corresponding patent applications in other major countries around the world. The researchers believe that the biological properties of chloroquine are ideal for its development as treatment to reduce motor complications provoked by current dopamine replacement therapy in Parkinson's diseases patients and as a treatment for arresting the progression of Parkinson's Disease.

     The currently marketed formulations of CQ are used to treat malaria and other non-neurological disorders and are unlikely to be useful in PD. CQ is rapidly metabolized by the body, following which it is incapable of accumulating in the brain in amounts needed to effectively treat PD. For this reason, investigators at Alpha have defined novel formulations having the potential to surmount these limitations. Thus Alpha has devised novel formulations of CQ that inhibit its rapid peripheral metabolism and increase its incorporation into the brain. These novel compositions represent a unique and much safer strategy for exploiting CQs beneficial central nervous system effects.

     Alpha conducted a ten (10) patient pilot study using less than one half a conventional malarial treatment dose of commercially available CQ in a time-released formula with a brain targeting agent. Data from this study showed that Alpha's novel CQ formulation alleviated both PD motor symptoms in patients diagnosed with PD, as well as abolished the manifestation of LIDs and was generally well tolerated even after several months of continual use. The researchers believe that Alpha's more novel formulas, entailing the use of select CQ derivatives, will further improve CQ's safety and tolerability profile, rendering it a beneficial treatment for PD and other serious neurological disorders.

     Based on preliminary results, our plans on further developing novel therapies based upon Alpha's intellectual property ("IP") for the application of Parkinson's disease ("PD"), levodopa induced dyskinesias and other debilitating neurological disorders. As part of the development plan, the Company plans on conducting further preclinical studies, including formulation and efficacy studies in rodent and non-human primate models for Parkinson's Disease, to support the filing of the Company's Investigational New Drug ("IND") application. The IND support studies are scheduled for completion 12 months from the start of the project, of which there is currently no scheduled start date, at a total direct cost of approximately $1,000,000. The program is designed to be completed during 2006 and will produce a package of data that will rapidly assess the potential value of products based upon the IP, which the Company believes will be extremely attractive to any potential in-licensee.

POTENTIAL  MARKET  FOR  CHLOROQUINE

     Parkinson's disease is a common progressive neurological disorder resulting from the degeneration of nerve cells (neurons) in a region of the brain that controls normal motor movement. The Parkinson's Disease market will undergo a relatively consistant growth pattern over the next several years, growing from $1.9 billion in 2001 to over $2.4 billion in 2007 (Marketresearch.com: The CNS Outlook to 2007). A great majority of Parkinson's patients suffer from dyskinesia and a loss of drug efficacy ("wearing-off") in both moderate to advanced stages of the disease. Dyskinesia is a severely disabling condition with chaotic and uncontrollable movements that often necessitates hospitalization, neurosurgery or even lifetime nursing home care.

EMPLOYEES

     The Company has two (2) employees, Frederic P. Zotos, the Company's Chief Executive Officer, who works for the Company on a full-time basis and Michael Ferrari, the Company's Vice President, who works for the Company on a part-time basis. All of the Company's research is conducted by NCT's inventors in Austria and/or outsourced to private research contractors, and there is
currently  no  research  being  done  on  CQ.   Moving  forward,  the  Company
anticipates most of the European clinical work to continue to be conducted by the Austrian inventors, with the majority of the U.S. Food and Drug Administration ("FDA") clinical work to be conducted by the Company and American clinical research contractors.

COMPETITION

     Competition among biotechnology, pharmaceutical, and other companies that research, develop, manufacture, or market pharmaceuticals is intense and is only expected to increase. Some competitors, principally large pharmaceutical companies, have greater clinical, research, regulatory, and marketing resources and experience than the Company. If the Company is able to bring NCT and/or CQ to the marketplace, of which there can be no assurance, the Company will face product competition from firms in the United States, Europe, Canada, Australia, and elsewhere. Additionally, some of the Company's competitors, including biotechnology and pharmaceutical companies, are actively engaged in research and development to create products with similar features as NCT and/or CQ.


PATENTS,  TRADEMARKS  AND  LICENSES

     All the following patent applications covering NCT are either exclusively licensed or assigned to the Company by their inventors.

The Company currently has pending two German patent applications, one Patent Cooperation Treaty ("PCT") application, and one US patent application pending, which the Company can provide no assurance will be granted, which cover the use of NCT for the treatment of chronic Rhinosinusitis, otitis externa, crural ulcerations. All of the patent applications listed below are pending and the Company is awaiting responses from the respective patent offices.


     o DE 10045868.8; Filing Date: September 14, 2000; entitled "Remedy for treatment of acute and chronic Rhinosinusitis and its application."
     o DE 10144819.8; Priority Application: DE 10045868.8; Filing Date September 11, 2001 (New Matter Added regarding Otitis Externa and Crural Ulcers); entitled "Fungicidal substance and its application."
     o WO 02/22118; Priority Application: DE 10045868.8; Filing Date September 10, 2001; entitled "Fungicidal agent containing N-Chlorotaurine and use thereof."
     o US 2004/0116521 A1; Priority Application: DE 10045868.8; Filing Date September 10, 2001; entitled "Fungicidal agent containing N-Chlorotaurine and use thereof."


     The Company has an additional PCT application that covers the use of NCT for treating oozing tissue deficiencies and its use as a fungicidal agent, as follows:

     o WO 2004/052355 A1; Filing Date: December 6, 2002; entitled "Use of N- Chlorotaurine for treatment of oozing tissue deficiencies."

     Additionally, the holds rights under a License Agreement entered into October 18, 2001 with Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher, to worldwide exclusive license patent rights in connection with patents relating to NCT and any technology relating to those patent rights or improvements.

     The Company obtained the worldwide exclusive rights to the following patent and patent applications in connection with CQ, pursuant to the Licensing Agreement entered into between the Company, Alpha and Nelson:

-    US  Patent  No.  6,417,177;  Issue  Date: 7/0/2002; Filing Date: 7/13/2000;
     entitled  "Chloroquine  Derivatives  for  the  Treatment  of  Parkinson's
     Disease."
- US 60/175,051; Filing Date 1/7/2000; entitled "Chloroquine and Related Compounds Treatment and Prevention of Parkinson's Disease."
- AU 73865/00; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- CA 2,416,233; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- EP 961993.3; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- JP 2001-508933; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- WO 00/40385; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- US 10/192,414; Filing Date 7/9/2002; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- US 10/616,692; Filing Date 7/9/2003; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- WO 03/21463; Filing Date 7/9/2003; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- US 60/479,748; Filing Date 6/19/2003; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
- US 60/202,140; Filing Date 5/5/2000; entitled "Pharmaceutical Uses of Neuromelanin-Binding Compounds."
- US 60/143,767; Filing Date 7/13/1999; entitled "The Administration of Chloroquine and/or Related Compounds."

     Additionally, the Company plans to support ongoing clinical studies of CQ, if the Company can raise additional financing.


NEED  FOR  GOVERNMENT  APPROVAL

     The Company will need to have U.S. Food and Drug Administration ("FDA") or European Medicines Agency ("EMEA") regulatory approval before it is able to market NCT commercially.

The  Steps  a  company  must  take  to  obtain  FDA  approval  include:

1.     Pre-clinical (animal) testing.
2. An investigational new drug application ("IND"), which outlines what the sponsor of a new drug proposes for human testing in clinical trials.
3.     Phase 1 studies (typically involve 20 to 80 people).

4.     Phase 2 studies (typically involve a few dozen to about 300 people).
5. Phase 3 studies (typically involve several hundred to about 3,000 people).
6. The pre-NDA period, just before a new drug application ("NDA") is submitted.
       A common time for the FDA and drug sponsors to meet.
7. Submission of a new drug application is the formal step asking the FDA to consider a drug for marketing approval.
8. After an NDA is received, the FDA has 60 days to decide whether to file it so it can be reviewed.
9. If the FDA files the NDA, an FDA review team is assigned to evaluate the sponsor's research on the drug's safety and effectiveness.
10. The FDA reviews information that goes on a drug's professional labeling, guidance on how to use the drug.
11. The FDA inspects the facilities where the drug will be manufactured as part of the approval process.
12. FDA reviewers will approve the drug or find it either "approvable" or "not approvable."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTION  CONCERNING  "FORWARD-LOOKING"  STATEMENTS

     The following discussion should be read in conjunction with our financial statements.

     This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

COMBINATION  WITH  TYROL

     Since our combination with Tyrol Therapeutics, LLC, a Delaware limited liability company ("Tyrol") was accounted for as a recapitalization of Tyrol, our management's discussion and analysis is based upon the financial condition and results of operation of Tyrol for the years ended December 31, 2004, and 2003 and for the Period from November 19, 2002 (Inception) through December 31, 2004. Our management's discussion and analysis of financial condition and results of operations contain forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled "Risk Factors" of this Prospectus.

     Throughout the next Twelve (12) months, the Company plans to support the ongoing clinical studies of NCT and CQ by their inventors, as well as to undertake additional clinical studies for promising indications. Additionally, the Company plans to begin conducting the regulatory work necessary to complete a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA").

     The Company believes the following accounting policies are the most critical to the Company, in that they are important to the portrayal of its financial statements and they require the Company's most difficult, subjective or complex judgments in the preparation of its financial statements:

REVENUE  RECOGNITION

     The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

RECENT  ACCOUNTING  PRONOUNCEMENTS

     In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement, which is generally effective for contracts entered into or modified after June 30, 2003, is not anticipated to have a significant effect on Pathogenics' financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Pathogenics currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Valuable Interest Entities. This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and for interim periods beginning after June 15, 2003 for interests acquired prior to February 1, 2003. Pathogenics currently has no ownership in variable interest entities and therefore adoption of this standard currently has no financial reporting implications.

     In December 2004, the FASB issued SFAS No. 123 ( R ), "Accounting for Stock-Based Compensation" SFAS No. 123 ( R ) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 ( R ) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123 ( R ), only certain pro forma disclosures of fair value were required. SFAS No. 123 ( R ) shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of Pathogenics during the calendar year 2006.

RESULTS OF OPERATIONS

     The following financial information reflects the pro forma financial information of Tyrol Therapeutics, LLC and Pathogenics, Inc., as if the Reorganization (defined under "Description of Business") had taken place on December 31, 2004.

FOR THE THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2004

REVENUE

     Pathogenics  and  Tyrol  have  had  no  revenues  since  inception.

OPERATING EXPENSES

     Pathogenics had no operating expenses for the years ended December 31, 2004 and 2003. During the year ended December 31, 2004, Tyrol's operating expenses decreased by $8,167 or 32% over the year ended December 31, 2003.

     During the period from November 19, 2002 (Inception) to December 31, 2004 Tyrol incurred operating expenses of $42,554.

     Pathogenics' net loss was $0 for the year ended December 31, 2004, $0 for the year ended December 31, 2003 and $1,000 for the period from December 16, 1997 (Inception) to December 31, 2004. Tyrol's net loss was $17,059 for the year ended December 31, 2004, $25,226 for the year ended December 31, 2003 and $42,554 for the period from November 19, 2002 (Inception) to December 31, 2004.

FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31,
2003

 REVENUE

     We  had  no  revenues  for  the  year  ended  December  31,  2004.


OPERATING EXPENSES

     During the year ended December 31, 2004, operating expenses decreased by $8,167 or 32% over the year ended December 31, 2003.

     During the year ended December 31, 2003, operating expenses increased by $24,226 over the period ended December 31, 2002.

     During the period from November 19, 2002 (Inception) to December 31, 2004 we incurred operating expenses of $43,554.

     Loss per share was $(0.041) for the year ended December 31, 2004, $(0.057) for the year ended December 31, 2003 and $(0.102) for the period from November 20, 2002 (Inception) to December 31, 2004


LIQUIDITY AND CAPITAL RESOURCES

     We had cash of $46,777 at March 31, 2005. Proceeds of $95,000 from the issuance of Preferred shares accounted for the majority of the increase in cash and cash equivalents.

     Co-incident with the merger of Tyrol with Pathogenics, we sold shares to investors through a private placement offering which provided operating capital of approximately $95,000 to pay expenses incurred in the issuance of this Prospectus and provide further support for general and administrative costs, and new product development. Under terms of our Private Placement Offering we anticipate the receipt of an additional $180,000, which amount may be spent on the Company's operating expenses and not on any additional research development. Additionally, there is a risk that no additional money will be raised (see "Risk Factors" above for a more detailed description of this risk).

     The Company believes it can satisfy its cash requirements until the fourth quarter of 2005, assuming the purchase of additional tranches of Convertible Preferred Stock. The timing of these additional tranches of Convertible Preferred Stock is contingent on the Company obtaining effectiveness of this Registration Statement, which is not within the Company's control; however, the purchase agreement has already been entered into. Additionally, any amount the Company receives from the sale of additional tranches, and or subsequently through equity or debt financing may be offset by amounts the Company will owe to the to the Purchases of the Convertible Preferred Stock in connection with penalties for failure to obtain effectiveness of the Company's registration statement by June 18, 2005 (as described in further detail under "Description of Business" and "Risk Factors," above).

     The Company believes it can satisfy its cash requirements until the fourth quarter of 2005, as the License for NCT with the Licensors and the License for CQ require that the Company obtain revenues through the use of NCT and/or CQ and receive a patent in connection with NCT and CQ before any money is owed, of which neither has occurred as of the filing of this report, the Company is currently accruing expenses in connection with the William K. Mackey Consulting Agreement until the Company receives all of the money from the sales of the Convertible Preferred Stock, the Company's Chief Executive Officer has agreed to accrue his salary as of April 1, 2005, until such time as the Company obtains sufficient financing, and because the Company's lease agreement is only for the amount of $275.00 per month, and is cancelable at any time at the request of the Company, if financing is not available to pay the lease amount.

If the Company does not have sufficient funds to continue its operations as planned, the Company plans to scale down its operations and/or accrue salaries and expenses until additional financing can be raised. However, there can be no assurance that any new capital will be available to the Company after all the tranches of Convertible Preferred Stock are purchased, or that adequate funds for the Company's operations, whether from the Company's financial markets, or other arrangements will be available when needed or on terms satisfactory to the Company. The Company has no commitments from officers, directors or affiliates to provide funding. The failure of the Company to obtain adequate additional financing may require the Company to delay, curtail or scale back some or all of its operations. Any additional financing may involve dilution to the Company's then-existing shareholders.

     Other than Cash or Cash equivalents, the Company had no other current or long-term assets at March 31, 2005.

     The Company had current liabilities of $37,968 at March 31, 2005, comprised of accounts payable related parties of $37,968. The Company also had long-term liabilities of $95,000 in connection with the issuance of 3,455 shares of Convertible Preferred Stock.

     The Company's independent accounting firm raised substantial doubt about Pathogenic's ability to continue as a going concern, and the financial statements as presented do not include any adjustments relating to the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

AMOUNTS SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES

     Research and Development over the past two (2) years, described above under "Clinical Development of NCT to Date," has been completed by the NCT inventors in Austria. The researchers themselves have primarily funded this work (performing medical research on promising compounds like NCT is part of the job responsibilities for the NCT inventors at the University on Innsbruck), with an additional 263,859 euro of medical research grant assistance provided by the by the Austrian Science Foundation and the Jubilee Fund of the Austrian National bank from 1997 - 2004. Additionally, the Company has not paid for any research and/or development on CQ.



                             DESCRIPTION OF PROPERTY

     The Company entered into a lease for office space on March 1, 2005, with SFKM&B d/b/a Stratis Business Centers ("Stratis"), which operates a suite of offices with support services located at 99 Derby Street, Hingham, MA 02043. Under the office service agreement, the Company is given the use of a conference room and visitors office facilities. Under the terms of the lease, the Company agreed to pay Stratis $275.00 per month.


                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     On February 10, 2005, the Company entered into an Agreement and Plan of Reorganization with Tyrol Therapeutics, LLC, a Delaware limited liability company ("Tyrol") and the members of Tyrol ("Tyrol Members")(the
"Reorganization"). Pursuant to the Reorganization, the Company exchanged 40,900,000 restricted shares of the Company's Common Stock for 100% of the membership interest of Tyrol. The Tyrol Members included the Company's Chief Executive Officer and the Company's Vice President who each received 20,000,000 restricted shares of the Company's Common Stock pursuant to the Reorganization.

     Effective December 18, 2002, pursuant to an Assignment Agreement with Atlantic Technology Ventures, Inc. a Delaware corporation ("Atlantic"), whose President and Chief Executive Officer was the Company's Chief Executive Officer, Frederic P. Zotos and whose Vice President of Business Development was the
Company's Director Michael Ferrari ("Assignment Agreement"), the Company received all rights in connection with a License Agreement entered into October 18, 2001 (the "License") with Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher (the "Licensors") and Atlantic, to worldwide exclusive license patent rights in connection with patents relating to N-Chlorotaurine and any technology relating to those patent rights or improvements ("NCT" and the "Patents"). The Assignment Agreement was ratified by the Licensors on January 10, 2003.

     In January 2005, Mr. Sklar entered into an Indemnification Agreement with the Company, and in February 2005, Mr. Zotos and Mr. Ferrari entered into an Indemnification Agreements with the Company (each an "Indemnitee" and the "Indemnification Agreements"). The Indemnification Agreements provide for the Company to indemnify each Indemnitee if any are or become a party to or a witness to any threatened, pending or completed action, suit, investigation or proceeding by reason of the fact that any Indemnitee is or was a Director, officer, employee, trustee, agent or fiduciary of the Company or serving at the request of the Company to the full extent permitted by law. Additionally, the Company shall advance to each Indemnitee, within two business days of any request, any and all expenses in connection with any indemnification, provided, however that each Indemnitee must have obtained prior approval of the Board of Directors of the Company, unless the Company had previously experienced a "change in control," in which case an independent counsel selected by the Indemnitee, and approved by a majority of the disinterested directors, shall determine whether and to what extent the Indemnitee is permitted to be indemnified by the Company.

     On March 15, 2005, the Company entered into an employment agreement with the Company's Chief Executive Officer, Frederic P. Zotos, effective as of February 18, 2005 (the "Employment Agreement"). The Employment Agreement calls for Mr. Zotos to serve as the Company's Chief Executive Officer and President. Under the agreement, Mr. Zotos is to receive $200,000 per year (the "Base Salary") plus a bonus to be determined by the Company's Board of Directors. The Employment Agreement may be terminated by the Company for "cause," by reason of Mr. Zotos' death or Mr. Zotos' voluntary retirement. Additionally, the Company can terminate Mr. Zotos' employment under the Employment Agreement due to his incapacity due to physical or mental illness. Mr. Zotos agreed under the Employment Agreement not to compete with the Company during his employment or for One (1) year following the termination of his employment with the Company. The term of the Employment Agreement shall be until terminated by the Company or Mr. Zotos.


     On May 25, 2005, William K. Mackey and William L. Sklar, the Company's Director, entered into a Note and Security Agreement with the Company. Under the Note and Security Agreement, Mr. Mackey and Mr. Sklar loaned the Company $20,000, which is due within ninety (90) days of the date of the Note and Security Agreement, or August 23, 2005. Until the date due, the amount outstanding bears interest calculated at the rate of 8% per year. The note was secured by 3,000 shares of First Coventry Corporation, the Company's wholly-owned Delaware subsidiary.

     On June 1, 2005, the Company's wholly-owned subsidiary, First Coventry Corporation ("First Coventry") entered into an Indemnification Agreement with the Company's Chief Executive Officer and Director, Frederic P. Zotos, to indemnify Mr. Zotos against personal liability in connection with the advancing of expenses to First Coventry and/or any liability Mr. Zotos may have as a result of being the sole Director, President, Chief Executive Officer, Secretary and Treasurer of First Coventry.


                                       EXECUTIVE COMPENSATION

                                                                            LONG-TERM COMPENSATION
                                                                             ----------------------
                     ANNUAL COMPENSATION                                   AWARDS             PAYOUTS
                     -------------------                                  ---------           --------
NAME AND
PRINCIPAL POSITION  FISCAL YEAR   SALARY  BONUS ($)  OTHER ANNUAL       RESTRICTED STOCK    OPTIONS/     LTIP
                                                     COMPENSATION          AWARDS          SARS (#)     PAYOUT
------------------  -----------   ------  ---------  -------------  ---------------------- ----------  ---------
Frederic P.           2005(1)   $173,000
Zotos

William L.            2004         $ -0-
Sklar
President (2)

Ronald Cole           2003         $ -0-
Jr.                   2002         $ -0-
President (3)

Salaries above do not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

Other then the individuals listed above, the Company has no other executive employees who have received more than $100,000.00 in compensation, including bonuses and options, during each of the last three (3) fiscal years.

(1) The salary listed for Mr. Zotos is his expected salary for 2005. Mr. Zotos began as the Company's Chief Executive Officer on February 18, 2005, when Mr. Sklar resigned. Mr. Zotos has been accruing his salary as of April 1, 2005.

(2) William L. Sklar served as the Company's President from January 27, 2005 to February 18, 2005, at which time Frederic P. Zotos, was appointed President, Secretary, Treasurer and Chief Executive Officer of the Company by the Company's Board of Directors.

(3) Thomas V. Ackerly Served as the Company's sole officer from the Company's inception on December 16, 1997 to November 26, 2001, at which time Ronald Cole, Jr. was appointed sole officer and Director of the Company. On January 27, 2005, William L. Sklar was elected as sole officer and director of the Company.

                             CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

     We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the reports we file with the Securities and Exchange Commission (the "SEC") is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. As of December 31, 2004, we carried out an evaluation, under the supervision and the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the design and operation of these disclosure controls and procedures pursuant to Exchange Act Rule 13a-14.
Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in ensuring that the information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its Principal Executive
Officer and Principal Financial Officers, as appropriate to allow timely decisions regarding required disclosure.

                     INTRODUCTION TO THE UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS

     On February 10, 2005, Pathogenics, Inc. ("Pathogenics") and Tyrol Therapeutics, LLC ("Tyrol") entered into an Agreement and Plan of Reorganization (the "Agreement"), in which Pathogenics acquired all assets of and assumed all of the liabilities of Tyrol for 40,900,000 shares of common stock of Pathogenics. As a result, after the closing of the Agreement, the former members of Tyrol own approximately 98.41% of the voting shares of Pathogenics. Since the former members of Tyrol received the majority of the voting shares of Pathogenics, the current President of Tyrol became the President of the Company and since representatives of Tyrol hold two of the three seats on the Company's Board of Directors, the merger was accounted for as a recapitalization of Tyrol, whereby Tyrol was the accounting acquirer (legal acquiree) and Pathogenics was the accounting acquiree (legal acquirer).

     On February 8, 2005, Pathogenics agreed to sell Convertible Preferred Stock to an investor group in the aggregate principal amount of $275,000, convertible into shares of common stock at a per share conversion price of $0.029. The agreement provided for the sale to take place in four tranches. During the three months ended March 31, 2005, Pathogenics issued 3455 shares of Convertible Preferred Stock for $95,000 cash for the first two tranches. The timing of the third and fourth tranches is contingent on the effectiveness of this registration statement. The Convertible Preferred Stock has cumulative dividends at 2.5% above the prime rate. The prime rate was 5.5% at March 31, 2005. The Convertible Preferred Stock is redeemable at the option of the holders if certain events occur or on February 23, 2008 in cash equal to the aggregate face amount outstanding. The Convertible Preferred Stock ranks prior to all common stock as to the distribution of assets upon liquidation, dissolution or winding up of Pathogenics, whether voluntary or involuntary.

     On May 25, 2005, Pathogenics acquired the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders from Alpha Research Group, LLC and Jodi A. Nelson (the "Alpha Rights"). In return, Pathogenics is required to provide a 4% royalty on future net sales, and the payments of $100,000, $250,000 and $1,000,000 when certain milestones are met. Pathogenics first acquired the rights to the treatment, incorporated a new subsidiary, First Coventry Corporation, and then in exchange for the 3,000 issued and outstanding shares in First Coventry, assigned the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders to First Coventry. In order to finance the transaction, Pathogenics borrowed $20,000 on May 25, 2005 from two related parties at 8% interest, to be repaid in a single combined payment of interest and principal, 90 days from the receipt of funds. As security for the note payable, Pathogenics assigned the 3,000 shares in First Coventry to the two noteholders. The acquisition of the Alpha Rights is not included in the unaudited pro forma financial statements as it is not considered the acquisition of a business.

You should read this information in conjunction with the:

- Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

- Separate historical financial statements of Pathogenics as of December 31, 2004 and for the years ended December 31, 2004 and 2003,and for the period from December 16, 1997 (inception) through December 31, 2004 included in this document;

- Separate historical financial statements of Tyrol as of December 31, 2004 and for the years ended December 31, 2004 and 2003,and for the period from November 19, 2002 (inception) through December 31, 2004 included in this document;

- Separate historical financial statements of Pathogenics as of March 31, 2005 and for the three months ended March 31, 2005, and 2004, and for the period from November 19, 2002 (Inception) through March 31, 2005, included in this document.

     An Unaudited Pro Forma Condensed Combined Balance Sheet is not presented as the merger between Pathogenics and Tyrol was completed prior to March 31, 2005. The Unaudited Pro Forma Condensed Combined Statement of Expenses for the year ended December 31, 2004 combine the historical statements of operations of Tyrol and Pathogenics giving effect to the merger as if this event had been consummated on the first day of the period.

     We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition on December 31, 2004 or prior. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.


                   UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EXPENSES
                             FOR THE YEAR ENDED DECEMBER 31, 2004


                                                                                           ADJUSTED
                                         PATHOGENICS      TYROL            ADJUSTMENTS    PATHOGENICS
                                         ------------  ------------       -------------  -------------
Operating Expenses:
   General & administrative              $          -  $    17,059        $          -   $     17,059
                                         ------------  ------------       -------------  -------------
     Total operating expense                        -       17,059                   -         17,059


Interest on preferred shares subject to
 mandatory redemption                               -            - (a)           3,600          3,600
                                         ------------  ------------       -------------  -------------
Net Loss                                 $          -  $   (17,059)       $     (3,600)  $    (22,259)
                                         ------------  ------------       -------------  -------------


Net Loss per share                       $       0.00                                    $      (0.00)
                                         ============                                    =============
Weighted average shares outstanding
 used in per share computations               503,830   40,900,000                         41,403,830
                                         ============  ============                      =============

See accompanying notes to unaudited pro forma condensed combined financial statements.

                                     PART II
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)     DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

     On February 10, 2005, Pathogenics, Inc. ("Pathogenics") and Tyrol Therapeutics, LLC ("Tyrol") announced that on February 10, 2005, they had entered into an Agreement and Plan of Reorganization (the "Agreement"), in which Pathogenics acquired all assets of and assumed all of the liabilities of Tyrol for 40,900,000 shares of common stock of Pathogenics. As a result, after the closing of the Agreement, the former members of Tyrol own approximately 98.41% of the voting shares of Pathogenics. Since the former members of Tyrol received the majority of the voting shares of Pathogenics, the current President of Tyrol became the President of the Company and since representatives of Tyrol hold two of the three seats on the Company's Board of Directors, the merger was accounted for as a recapitalization of Tyrol, whereby Tyrol was the accounting acquirer (legal acquiree) and Pathogenics was the accounting acquiree (legal acquirer).

     Accordingly, at the closing, Pathogenics was a non-operating shell corporation unable to meet the definition of a business as defined in EITF Consensus 98-3. Therefore, the transaction was accounted for as a recapitalization of Tyrol. This transaction is equivalent to Tyrol issuing stock for the net liabilities of Pathogenics, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities.

     On February 8, 2005, Pathogenics agreed to sell Convertible Preferred Stock to an investor group in the aggregate principal amount of $275,000, convertible into shares of common stock at a per share conversion price of $0.029. The agreement provided for the sale to take place in four tranches. During the three months ended March 31, 2005, Pathogenics issued 3,455 shares of Convertible Preferred Stock for $95,000 cash for the first two tranches. The third and fourth tranches are contingent on the effectiveness of this registration statement. The Convertible Preferred Stock has cumulative dividends at 2.5% above the prime rate. The prime rate was 5.5% at March 31, 2005. The Convertible Preferred Stock is redeemable at the option of the holders if certain events occur or on February 23, 2008 in cash equal to the aggregate face amount outstanding. The Convertible Preferred Stock ranks prior to all common stock as to the distribution of assets upon liquidation, dissolution or winding up of Pathogenics, whether voluntary or involuntary.

On May 25, 2005, Pathogenics, Inc. acquired the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders from Alpha Research Group, LLC and Jodi A. Nelson (the "Alpha Rights"). In return, Pathogenics is required to provide a 4% royalty on future net sales, and the payments of $100,000, $250,000 and $1,000,000 when certain milestones are met. Pathogenics first acquired the rights to the treatment, incorporated First Coventry Corporation and then in exchange for the 3,000 issued and outstanding shares in First Coventry assigned the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders to First Coventry. In order to finance the transaction, Pathogenics borrowed $20,000 on May 25, 2005 from two related parties at 8% interest, to be repaid in a single combined payment of interest and principal, 90 days from the receipt of funds. As security for the note payable, Pathogenics assigned the 3,000 shares in First Coventry to the two noteholders.

(2)     PRO FORMA ADJUSTMENTS

(a) To record dividends on the Convertible Preferred Stock as if the shares had been outstanding as of the beginning of the period.


                                PATHOGENICS, INC.
                          A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                              AS OF MARCH 31, 2005
                                  (UNAUDITED)


CURRENT ASSETS
   Cash                                                          $ 46,777
                                                                 ---------

      Total assets                                               $ 46,777
                                                                 =========

        LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
   Accounts payable - related parties                            $ 37,968
                                                                 ---------

LONG-TERM LIABILITIES
   Convertible preferred stock, $27.50 face amount, 3,455 shares
     issued and outsta                                             95,000
                                                                 ---------
      Total liabilities                                           132,968
                                                                 ---------

SHAREHOLDERS' DEFICIT
   Preferred stock, $0.001 par value, 10,000,000 shares
     authorized
   Common stock, $0.001 par value, 110,000,000 shares
     authorized, 41,403,830 shares issued and outstanding          41,404
   Additional paid-in capital                                     (40,504)
   Deficit accumulated during the development stage               (87,091)
                                                                 ---------
      Total shareholders' deficit                                 (86,191)
                                                                 ---------
      Total liabilities and shareholders' deficit                $ 46,777
                                                                 =========



                 See summary of significant accounting policies
                       and notes to financial statements.


                                PATHOGENICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENTS OF EXPENSES
                 THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND
      THE PERIOD FROM NOVEMBER 19, 2002 (INCEPTION) THROUGH MARCH 31, 2005
                                  (UNAUDITED)


                               3 Months Ended     3 Months Ended  Inception Through
                                March 31, 2005    March 31, 2004    March 31, 2005
Operating Expenses:
    General & administrative   $        44,537   $         4,514   $        87,091
                               ----------------  ----------------  ----------------
Total operating expenses                44,537             4,514            87,091
                               ----------------  ----------------  ----------------

Interest on preferred shares
subject to mandatory
redemption                                 503                 0               503
                               ----------------  ----------------  ----------------

Net Loss                       $       (45,040)  $        (4,514)  $       (87,594)
                               ================  ================  ================

Net Loss per share             $         (0.00)  $         (0.00)
                               ================  ================
Weighted average shares
outstanding used in per share
computations                        41,174,307        40,900,000
                               ================  ================

                 See summary of significant accounting policies
                       and notes to financial statements.

                                        PATHOGENICS, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                          STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                PERIOD FROM NOVEMBER 19, 2002 (INCEPTION) THROUGH MARCH 31, 2005
                                          (UNAUDITED)



                                                                                      Deficit
                                                                                    Accumulated
                                                                 Additional           During
                                        Common Stock               Paid-in          Development
                                  Shares           Amount          Capital             Stage          Total
                                ---------          ------          --------          ---------       ---------
Shares issued to founders      40,000,000         $40,000         $(40,000)          $       -       $       -
Net loss                                -               -                -                (269)           (269)
                                ---------          ------          --------          ---------       ---------
Balances, December 31, 2002    40,000,000          40,000          (40,000)               (269)           (269)
Net loss                                -               -                -             (25,226)        (25,226)
                                ---------          ------          --------          ---------       ---------
Balances, December 31, 2003    40,000,000          40,000          (40,000)            (25,495)        (25,495)
Net loss                                -               -                -             (17,059)        (17,059)
                                ---------          ------          --------          ---------       ---------
Balances, December 31, 2004    40,000,000          40,000          (40,000)            (42,554)        (42,554)
Common shares issued for cash     900,000             900                                                  900
Issuance of shares to
   Pathogenics' shareholder
   for recapitalization           503,830             504             (504)                  -               -
Net loss                                -               -                -             (44,537)        (44,537)
                                ---------          ------          --------          ---------       ---------
Balances, March 31, 2005       41,403,830          41,404          (40,504)            (87,091)        (86,191)
                                =========          ======          ========          =========       =========


                                         PATHOGENICS, INC.
                                  (A DEVELOPMENT STAGE COMPANY)
                                     STATEMENTS OF CASH FLOWS
                          THREE MONTHS ENDED MARCH 31, 2005 AND 2004 AND
               THE PERIOD FROM NOVEMBER 19, 2002 (INCEPTION) THROUGH MARCH 31, 2005
                                           (UNAUDITED)


                                       Three Months      Three Months
                                      Ended March 31,    Ended March 31,  Inception Through
                                           2005              2004          March 31, 2005
                                        ---------          --------       ----------------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net loss                                $(44,537)          $ 4,514        $       (87,091)
Adjustments to reconcile net loss
 to cash provided by operating
 activities:
Accounts payable                          (6,676)           (4,514)                     0
Accounts payable - related parties         2,014                 0                 37,968
                                        ---------          --------       ----------------
NET CASH USED BY
 OPERATING ACTIVITIES                    (49,199)                0                (49,123)
                                        ---------          --------       ----------------
CASH FLOWS FROM
 FINANCING ACTIVITIES
   Proceeds from issuance of
    common shares                            900                 0                    900
   Proceeds from issuance of
    preferred shares                      95,000                 0                 95,000
                                        ---------          --------       ----------------
NET CASH PROVIDED BY
 FINANCING ACTIVITIES                     95,900                 0                 95,900
                                        ---------          --------       ----------------
NET CHANGE IN CASH                        46,701                 0                 46,777
                                        ---------          --------       ----------------
CASH AT BEGINNING OF
 PERIOD                                       76                 0                      0
                                        ---------          --------       ----------------
CASH AT END OF PERIOD                   $ 46,777           $     0        $        46,777
                                        ---------          --------       ----------------
                                        ---------          --------       ----------------
SUPPLEMENT DISCLOSURES
Cash paid for interest                  $      0           $     0        $             0
Cash paid for income taxes                     0                 0                      0

Non-cash transactions:
  Issuance of common shares to
  founders                              $      0           $     0        $        40,000
  Issuance of common shares for
  recapitalization                         1,000                 0                  1,000

                                PATHOGENICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of Pathogenics, Inc. ("Pathogenics") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Management's Discussion and Analysis and the audited financial statements and notes thereto contained elsewhere in this registration statement. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported elsewhere in this registration statement have been omitted.

On February 10, 2005, Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp.) ("Pathogenics") and Tyrol Therapeutics, LLC ("Tyrol") entered into an Agreement and Plan of Reorganization (the "Agreement"), in which Pathogenics acquired all assets of and assumed all of the liabilities of Tyrol for 40,900,000 shares of common stock of Pathogenics. As a result, after the closing of the Agreement, the former members of Tyrol own approximately 98.41% of the voting shares of Pathogenics. Due to the former members of Tyrol received the majority of the voting shares of Pathogenics, the current President of Tyrol became the President of the Company and representatives of Tyrol hold two of the three seats on the Company's Board of Directors, the merger was accounted for as a recapitalization of Tyrol, whereby Tyrol was the accounting acquirer (legal acquiree) and Pathogenics was the accounting acquiree (legal acquirer).

Accordingly, at the closing, Pathogenics was a non-operating shell corporation unable to meet the definition of a business as defined in EITF Consensus 98-3. Therefore, the transaction was accounted for as a recapitalization of Tyrol. This transaction is equivalent to Tyrol issuing stock for the net liabilities of Pathogenics, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities.

In January 2005, Tyrol sold an equity interest to an individual for $900 that resulted in 900,000 shares of Pathogenics. These shares are included in the shares issued to the Tyrol founders as a result of the merger.

Pathogenics has had no operations since inception and is a development stage company.

NOTE 2 - PREFERRED STOCK

On February 8, 2005, Pathogenics entered into a Securities Purchase Agreement to sell convertible preferred stock in the aggregate principal amount of $275,000, convertible into shares of common stock at a per share conversion price of $0.029. The agreement provided for the sale to take place in four tranches. During the three months ended March 31, 2005, Pathogenics issued 95 shares of Convertible Preferred Stock for $95,000 cash. The Convertible Preferred Stock has cumulative dividends at 2.5% above the prime rate. The prime rate was 5.5% at March 31, 2005. The Convertible Preferred Stock is redeemable at the option of the holders if certain events occur or on February 23, 2008 in cash equal to the aggregate face amount outstanding. Due to the redemption features of the Convertible Preferred Stock, these shares are classified as long-term liabilities and the dividends from this preferred stock as interest expense.
The Convertible Preferred Stock ranks prior to all common stock as to the distribution of assets upon liquidation, dissolution or winding up of Pathogenics, whether voluntary or involuntary.

NOTE 3 - CONTINGENT LIABILITY

On September 29, 2004, Tyrol entered into a consulting agreement with a third party to assist Tyrol with financing of at least $250,000. The consulting agreement is for a period of 12 months. Under the consulting agreement, the consultant is to be paid $7,500 for each of the first three months and $6,000 for each month of the financing thereafter. The consulting fee is to be paid after the receipt of at least $250,000 in financing. The amount of the fee has not been accrued due to contingency of the payment as only $95,000 has been received from the financing as of March 31, 2005.

NOTE 4 - SUBSEQUENT EVENTS

On May 25, 2005, Pathogenics, Inc. acquired the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders from Alpha Research Group, LLC and Jodi A. Nelson. In return, Pathogenics is required to provide a 4% royalty on future net sales, and the payments of $100,000, $250,000 and $1,000,000 when certain milestones are met. Pathogenics first acquired the rights to the treatment, incorporated a new subsidiary, First Coventry Corporation, and then in exchange for the 3,000 issued and outstanding shares of First Coventry, Pathogenics assigned the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders to First Coventry. In order to finance the transaction, Pathogenics borrowed $20,000 on May 25, 2005 from two related parties at 8% interest, to be repaid in a single combined payment of interest and principal, 90 days from the receipt of funds. As security for the note payable, Pathogenics assigned the 3,000 shares in First Coventry to the two noteholders.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
  Pathogenics, Inc (formerly Needle Impulse Technologies, Corp.)
  (A Development Stage Company)
  London, England

We have audited the accompanying balance sheet of Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp.) (a development stage company) as of December 31, 2004, and the related statements of expenses, stockholder's equity and cash flows for the years ended December 31, 2004 and 2003 and the period from December 16, 1997 (inception) to December 31, 2004. These financial statements are the responsibility of Pathogenic, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pathogenics, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp) will continue as a going concern. As discussed in Note 1 to the financial statements, Pathogenics, Inc. has had no operations since inception, is a development stage company, has incurred net losses since inception and has limited capital resources. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Malone & Bailey, PC
---------------------------
Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com

February 17, 2005


                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                            AS OF DECEMBER 31, 2004

          ASSETS
          Total assets                                                $        0
                                                                      ==========

          LIABILITIES AND SHAREHOLDER'S EQUITY
Commitment and contingencies

Shareholder's equity
     Preferred stock, $0.001 par value, 10,000,000 shares
          Authorized, none issued and outstanding
     Common stock, $.001 par value, 110,000,000 shares
          authorized, 503,830 shares issued and outstanding                  504
     Additional paid in capital                                              496
     Deficit accumulated during the development stage                     (1,000)
                                                                      ----------
          Total shareholder's equity                                           0
                                                                      ----------
          Total liabilities and shareholder's equity                  $        0
                                                                      ==========



                 See summary of significant accounting policies
                       and notes to financial statements.


                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENTS OF EXPENSES
                   YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
    THE PERIOD FROM DECEMBER 16, 1997 (INCEPTION) THROUGH DECEMBER 31, 2004


                                                       Inception Through
                                                         December 31,
                                 2004         2003          2004
                               --------     --------     ---------
Operating Expenses:
General & administrative       $      0     $      0      $ 1,000
                               --------     --------     ---------
Total operating expenses
Net Loss                       $      0     $      0      $(1,000)
                               ========     ========     =========
Net Loss per share             $   0.00     $   0.00
                               ========     ========
Weighted average shares
outstanding used in per share
computations                    503,830      503,830
                               ========     ========




                 See summary of significant accounting policies
                       and notes to financial statements.


                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                   YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
    THE PERIOD FROM DECEMBER 16, 1997 (INCEPTION) THROUGH DECEMBER 31, 2004



                                                                      Deficit
                                                                    Accumulated
                   Preferred Stock     Common Stock     Additional   During the
                   ---------------  ----------------     Paid In    Development
                   Shares  Amount   Shares   Amount      Capital       Stage    Total
                   ------  -------  -------  -------     --------     --------  ------
Stock issued for
  formation costs       0  $     0  503,830  $   504     $    496     $(1,000)  $    0
Balance at
  December 31, 2002     0  $     0  503,830  $   504     $    496     $(1,000)  $    0
Net loss                                                              $     0   $    0
Balance at
  December 31, 2003     0  $     0  503,830  $   504     $    496     $(1,000)  $    0
Net loss                                                              $     0   $    0
Balance at
  December 31, 2004     0  $     0  503,830  $   504     $    496     $(1,000)  $    0



                 See summary of significant accounting policies
                       and notes to financial statements.


                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
THE PERIOD FROM DECEMBER 16, 1997 (INCEPTION) THROUGH DECEMBER 31, 2004


                                                   Inception Through
                                                     December 31,
                                   2004      2003        2004
                                   -----     -----     --------
CASH FLOWS FROM
 OPERATING ACTIVITIES
Net loss                           $   0     $   0     $(1,000)
Adjustments to reconcile net loss
 to cash provided by operating
 activities:
Stock issued for formation costs   $   0     $   0     $ 1,000
NET CASH PROVIDED BY
 OPERATING ACTIVITIES              $   0     $   0     $     0
                                   -----     -----     --------
NET CHANGE IN CASH                 $   0     $   0     $     0
CASH AT BEGINNING OF
 PERIOD                            $   0     $   0     $     0
                                   -----     -----     --------
CASH AT END OF PERIOD              $   0     $   0     $     0
                                   =====     =====     ========



                 See summary of significant accounting policies
                       and notes to financial statements.

                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp.) ("Pathogenics") was incorporated in Delaware on December 16, 1997 as Niktronic, Inc. On the same day it changed its name to Needle Impulse Technologies, Corp. On February 8, 2005, Pathogenics changed its name to Pathogenics, Inc. The company is inactive and has no commercial operations.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Recently issued accounting pronouncements. Pathogenics does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Pathogenics results of operations, financial position or cash flow.


NOTE  2  -  GOING  CONCERN

Pathogenics has had no operations since inception, is a development stage company and has limited capital resources. As shown in the attached financial statements, Pathogenics had zero assets and had incurred net losses of $1,000 as of December 31, 2004. Pathogenics has not obtained profitable operations and are dependent upon obtaining financing to pursue research and development activities. These matters raise substantial doubt about Pathogenics' ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financials statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Pathogenics be unable to continue as a going concern. Management believes that Pathogenics will be able to fund its capital needs as a result of the merger with Tyrol Therapeutics, LLC discussed in Note 5.

NOTE 3 - SHARE CAPITAL

On December 16, 1997 the company issued 1,000 common shares in recognition of the $1,000 of formation costs paid by its parent company First Vulcan Corporation (formerly GS Financial Services, Inc.).

On February 8, 2005 Pathogenics increased the number of outstanding common shares from 1,000 to 503,830 in order to effectuate what is generally referred to as a "forward split" on a 503.83 to one basis. The impact of this forward split has been reflected in the accompanying financial statements retroactive to inception.

NOTE 4 - SUBSEQUENT EVENT

On February 8, 2005 the Board authorized Pathogenics to enter into an Agreement and Plan of Reorganization by and among the Corporation, Tyrol Therapeutics, LLC, a Delaware limited liability company and the members of Tyrol Therapeutics, LLC upon the terms and for the consideration specified in the Agreement and Plan of Reorganization to be completed.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Tyrol Therapeutics, LLC (formerly Pathogenics, LLC)
   (A Development Stage Company)
   New York, New York


We have audited the accompanying balance sheet of Tyrol Therapeutics, LLC (formerly Pathogenics, LLC) (a development stage company), as of December 31, 2004, and the related statements of expenses, members' equity, and cash flows for the years ended December 31, 2004 and 2003 and the period from November 19, 2002 (inception) to December 31, 2004. These financial statements are the responsibility of Tyrol Therapeutics, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tyrol Therapeutics, LLC (formerly Pathogenics, LLC), as of December 31, 2004, and the results of its operations and its cash flows for the periods described above are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Tyrol Therapeutics, LLC (formerly Pathogenics, LLC) will continue as a going concern. As discussed in Note 2 to the financial statements, Tyrol Therapeutics, LLC suffered recurring losses from inception and negative cash flows from operating activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Malone & Bailey, PC
-----------------------------
MALONE & BAILEY, PC
Houston, Texas
www.malone-bailey.com

January 21, 2005, except Note 1 as to
 which the date is January 28, 2005

                     Tyrol Therapeutics, LLC
                   (formerly Pathogenics, LLC)
                  (A Development Stage Company)
                          BALANCE SHEET
                        December 31, 2004


ASSETS
Current Assets
  Cash                                                $        76
                                                      -----------
Total Assets                                          $        76
                                                      ===========


LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
  Accounts payable                                   $     6,676
  Accounts payable - related parties                      35,954
                                                     -----------
Total Current Liabilities                                 42,630
                                                     -----------

Members' equity
  Deficit accumulated during the development stage       (42,554)
                                                     -----------
     Total Members' equity                               (42,554)
                                                     -----------
     TOTAL LIABILITIES AND MEMBERS' EQUITY           $        76
                                                     ===========



               See accompanying summary of accounting policies and
                         notes to financial statements.

                             Tyrol Therapeutics, LLC
                           (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
                  Years Ended December 31, 2004, and 2003, and
     the Period from November 19, 2002 (Inception) Through December 31, 2004


                                                                             Inception
                                                                              Through
                                           2004              2003              2004
                                      -------------     -------------     -------------
Operating Expenses:
General & administrative               $     17,059     $     25,226      $     42,554
                                      -------------     -------------     -------------
Total operating expense                      17,059           25,226            42,554
                                      -------------     -------------     -------------
Net Loss                               $    (17,059)    $    (25,226)     $    (42,554)
                                      =============     =============     =============





               See accompanying summary of accounting policies and
                         notes to financial statements.

                             Tyrol Therapeutics, LLC
                           (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                     STATEMENT OF CHANGES IN MEMBERS' EQUITY
       Period from November 19, 2002 (Inception) Through December 31, 2004



                                                                                     Deficit
                                                                                  Accumulated
                                                                 Additional          During
                                      Common Stock                 Paid in         Development
                                 Shares           Amount           Capital            Stage      Totals
                               ---------          ------          --------          ---------   ---------
Net loss                               -          $    -          $     -          $    (269)   $   (269)
                               ---------          ------          --------          ---------   ---------
Balances, December 31, 2002            -               -                -               (269)       (269)
Net loss                               -               -                -            (25,226)    (25,226)
                               ---------          ------          --------          ---------   ---------
Balances, December 31, 2003            -               -                -            (25,495)    (25,495)
Net loss                               -               -                -            (17,059)    (17,059)
                               ---------          ------          --------          ---------   ---------
Balances, December 31, 2004            -          $    -          $     -          $ (42,554)   $(42,554)
                               =========          ======          ========          =========   =========



               See accompanying summary of accounting policies and
                         notes to financial statements.


                            Tyrol Therapeutics, LLC
                          (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2004, and 2003, and
        the Period from November 19, 2002 (Inception) Through December 31, 2004



                                                                            Inception
                                                                             Through
                                            2004             2003             2004
                                        ------------    ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                               $     (17,059)  $      (25,226)  $     (42,554)
Adjustments to reconcile net loss to
  cash used in operating activities:
Change in:
  Accounts payable                             6,676                -           6,676
  Accounts payable - related parties          10,459           25,226          35,954
                                        ------------     ------------    ------------

NET CASH USED IN OPERATING ACTIVITIES             76                -              76
                                        ------------     ------------    ------------

NET CHANGE IN CASH                                76                -              76
CASH AT BEGINNING OF PERIOD                        -                -               -
                                        ------------     ------------    ------------

CASH AT END OF PERIOD                  $          76   $            -   $          76
                                        ============     ============    ============





               See accompanying summary of accounting policies and
                         notes to financial statements.

                             Tyrol Therapeutics, LLC
                           (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.

Tyrol Therapeutics, LLC (formerly Pathogenics, LLC) ("Tyrol") is a development-stage biopharmaceutical company focusing on developing a pipeline of anti-infective biopharmaceutical products.

The company was incorporated in Delaware in November 2002 to establish the entity as a U.S. corporation.

Tyrol's fiscal year end is December 31.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Tyrol considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Revenue Recognition. Tyrol recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Income taxes. Tyrol recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Tyrol provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income.

Recently issued accounting pronouncements. Tyrol does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Tyrol's results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Tyrol has minimal operations, losses from inception and cash on hand as of December 31, 2004 of $76. These conditions create an uncertainty as to Tyrol's ability to continue as a going concern. Management is trying to raise additional capital through sales of its common stock as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if Tyrol is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

As of December 31, 2004, Tyrol owed $35,954 to a managing member, mostly for the expenses paid by the member on the behalf of Tyrol.


NOTE 4 - INCOME TAXES

Income taxes are not due since Tyrol has had losses since inception of $42,554 which expire in the U.S. in fiscal 2024.


     Deferred tax assets                   $  14,000
     Less: valuation allowance               (14,000)
                                           ---------
     Net deferred taxes                    $       0
                                           =========


NOTE 5 - LICENSE AGREEMENT

Tyrol holds rights under a License Agreement to worldwide exclusive license patent rights in connection with patents relating to N-Chlorotaurine ("NCT") and any technology relating to those patent rights or improvements pursuant to an Assignment Agreement, effective December 18, 2002, with Atlantic Technology Ventures, Inc. ("Atlantic"), whose President and Chief Executive Officer was the Tyrol's Chief Executive Officer, Frederic P. Zotos, and whose Vice President of Business Development was the Tyrol's Member Michael Ferrari. Tyrol agreed to pay Atlantic a 10% share of any milestone, royalty or other revenue generated by NCT technology and pay and perform all unperformed obligations of Atlantic under the License Agreement, give Tyrol all of Atlantic's rights, obligations, title and standing in relation to the Patents. Under the License, Tyrol must pay the Licensors during the term of the license, a total royalty of 4% of the net sales of all licensed products sold by Tyrol in connection with the patents rights, a total royalty of 20% of the royalties which Tyrol receives from any sublicenses, a one-time payment of $100,000, which is due when the first patent application subject to the License is granted, a one-time payment of $250,000 payable upon successful completion of a Phase III clinical trial for a licensed product or licensed process, and a one-time milestone payment of $1,000,000 payable upon receiving new drug approval for any licensed product or licensed process. None of the payments required under the license have been paid, as Tyrol has yet to patent or gain approval for any products based on NCT. When due, all of the payments required under the license are payable by Tyrol in cash or registered Common Stock of Tyrol. The license will remain in effect until a) the Patents expire, or b) Tyrol ceases selling any products in connection with the license, revokes all sublicenses, gives notice to the Licensors of its intent to terminate the license, and tenders payments of all royalties, c) in the event that Tyrol remains more than 60 days in arrears in payment of royalties or expenses due pursuant to the License. Mr. Zotos and Mr. Ferrari each owned options to purchase common stock in Atlantic. However, they each beneficially owned less than 5% of Atlantic.

NOTE 6 - CONTINGENT LIABILITY

On September 29, 2004, Tyrol entered into a consulting agreement with a third party to assist Tyrol with financing of at least $250,000. The consulting agreement is for a period of 12 months. Under the consulting agreement, the consultant is to be paid $7,500 for each of the first three months and $6,000 for each month of the financing thereafter. The consulting fee is to be paid after the receipt of at least $250,000 in financing. The amount of the fee has not been accrued due to contingency of the payment as no money has been received from financing as of December 31, 2004.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     None.

                          DESCRIPTION OF CAPITAL STOCK


     We are authorized to issue up to 110,000,000 shares of stock, of which 100,000,000 are shares of Common Stock, $0.001 par value per share and 10,000,000 shares are shares of Preferred Stock, $0.001 par value per share. As of June 24, 2005, there were 41,403,830 shares of Common Stock issued and outstanding. There is currently no established public market for the Company's Common Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of Common Stock are entitled to share prorata in the distribution of assets remaining after payment of liabilities, if any. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have he ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding Common Stock is validly issued, fully paid and non-assessable.


CONVERTIBLE PREFERRED STOCK

     On February 25, 2005, the Company filed a Certificate of Designations of Convertible Preferred Stock with the Secretary of State of Delaware (the "Certificate" and the "Convertible Preferred Stock"). The Certificate consists of Ten Thousand (10,000) shares of Convertible Preferred Stock, which had a face amount equal to Twenty-Seven dollars and Fifty Cents ($27.50) per share ("Face Amount"). The holders of the Preferred Stock ("Holders") are entitled to receive cumulative dividends at Two and a half percent (2.5%) above the prime rate published from time to time by Citibank, N.A. (as June 22, 2005, the prime rate was 6%) of the Face Amount per year ("Dividends"). The Dividends are payable by the Company quarterly on the last day of April, July, October and January, starting July 2005, in cash or additional shares of Convertible Preferred Stock, payable in shares of Convertible Preferred Stock at a rate equal to the outstanding amount of Dividends divided by the Face Amount.

     Under the Certificate, the Holders can convert any or all of its shares of Convertible Preferred Stock into a number of fully paid and nonassesable shares of Common Stock determined by dividing the aggregate Face Value of the Convertible Preferred shares being converted by the "Conversion Price" of $0.029 per share ("Conversion Rate"). In the case of a Conversion under the Convertible Preferred Stock, the Holders shall fax or otherwise deliver an executed notice of conversion to the Company, and within Three (3) business days surrender certificates representing the Convertible Preferred Stock to be converted. The date on which the Company receives the notice of conversion is a "Conversion Date." The Company then has Three (3) days from a Conversion Date to transfer the Holders the shares of Common Stock which were converted.


     No Holder may convert the Convertible Preferred Stock into an amount of shares of Common Stock which would cause the Holder to hold in aggregate an amount greater than 4.9% of the Company's issued and outstanding Common Stock ("Ownership Limit"). Pursuant to the Certificate, unless the Company has obtained the approval of the Company's shareholders ("Stockholder Approval"), the Company shall not be obligated to issue, in the aggregate, more than 9,000,000 shares of Common Stock upon conversion of the Convertible Preferred Stock ("Common Share Limit"). If Stockholder Approval is not obtained, the Common Share Limit has been reached, and Holders attempt to convert additional shares of Convertible Preferred Stock, the Company will pay the Holder an amount of cash equal to the Conversion Price multiplied by the number of shares of Common Stock which would be issuable in satisfaction of the applicable notice of conversion. If Stockholder Approval has been obtained, the Company has the right to honor any notice of conversion in excess of the Common Share Limit by either delivery of shares of Common Stock or cash.


     Under the Certificate, if at any time a Conversion Date has occurred and the Company fails for any reason to deliver within five (5) business days the number of shares of Common Stock which such holder is entitled to receive as result of the conversion (a "Conversion Default"), the Company shall pay the effected holder, or in the case of the Company telling any Holder that it intends not to issue shares of Common Stock to any holder in accordance with the terms of the Certificate (other than because an Ownership Limit has been reached) an amount equal to 1% of the Face Amount of the Convertible Preferred Stock to all Holders of Convertible Preferred Stock, for each five days thereafter until cured. Payments pursuant to a Conversion Default shall be paid by the Company in cash within Two (2) days of a written demand from a Holder.

     Following the occurrence of a "Redemption Event" under the Certificate (defined below), each Holder shall have the right to elect at any time and from time to time by delivery of a "Redemption Notice" to the Company while such Redemption Event continues, to require the Company to purchase any or all of the then outstanding shares of Convertible Preferred Stock for cash at an amount per share equal to the "Redemption Amount" (an amount equal to 1.3 times the aggregate Face Amount of the Convertible Preferred Stock for which a demand is being made), together with any accrued and unpaid dividends and any Conversion Default payments applicable thereto, held by such Holder.

     A  "Redemption  Event"  is defined as when any one of the following occurs:

(i) the Company's Common Stock is suspended from trading on, or is not listed (and authorized) for trading on, any market or exchange for an aggregate of Ten
(10)  trading  days  in  any  Twelve  (12)  month  period;

(ii) the Company fails, to remove any restrictive legend on any certificate for any shares of Common Stock issued after this Registration Statement becomes effective and any such failure continues uncured for Seven (7) business days after the Company has been notified thereof in writing of such failure;

(iii)  the  Company  fails:

(x) to cause the registration statement to be declared effective on or before June 20, 2005, in a manner which would allow the sale of all securities registered pursuant to this Registration Statement;
(y) to use its best efforts to cause the registration statement to be declared effective as soon after June 20, 2005, as possible, or
(z) to cause the Holders of Convertible Preferred Stock to be able to utilize such Registration Statement for the resale of all of their shares of Common Stock;

(iv)  the  Company  fails  for  any  reason  to

(A) issue shares of Common Stock within Ten (10) business days after the expiration of Eight (8) days after the Company's receipt of a notice of conversion with respect to any conversion of Convertible Preferred Stock, or
(B) if applicable, to make the cash payment to the extent permitted to be made pursuant in connection with the Common Share Limit;

(v) the Company provides notice to any Holder, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any Holder upon conversion in accordance with the terms of the Certificate;

(vi) the Company breaches any material covenant or other material term of the Certificate or the SP Agreement including the Registration Rights, and such breach continues for a period of Five (5) business days after written notice thereof to the Company;

(vii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Convertible Preferred Stock (including, without limitation, the SP Agreement including the Registration Rights), shall be false or misleading in any material respect when made; or

(viii) the Company fails to increase the amount of authorized but unissued shares of the Company's Common Stock which would be necessary for the Holders to convert 100% of the Convertible Preferred Stock into shares of the Company's Common Stock (the "Reserve Amount") if needed.

     The Convertible Preferred Stock ranks prior to all Common Stock and prior to any class or series of the Company's capital stock of the Company now outstanding, unless that series of capital stock specifically states that it ranks senior to or pari passu with the Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Convertible Preferred Stock Holders are entitled to receive dividends from the Company, if any are issued by the Company to the same extent as if such Holders had converted their shares of Convertible Preferred Stock into Common Stock. The Holders are not entitled to any voting rights in connection with the Convertible Preferred Stock.

     The Certificate provides for the adjustment of the Conversion Price of the Convertible Preferred Stock if certain events occur. Including:

(a) if the Company increases the outstanding shares of the Company's Common Stock by a stock split, stock dividend, combination, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately increased, or if the Company decreases he outstanding shares of the Company's Common Stock by a reverse stock split, stock dividend, combination, reclassification or other similar event, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be proportionately reduced;

(b)  in  the  event  that:

(i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof) or to sell or transfer all or substantially all of the assets of the Company or


(ii) any person, group or entity (including the Company) publicly announces a tender offer in connection with which such person, group or entity seeks to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the date such offer is abandoned (as defined below), be equal to the lesser of (x) the $0.29 per share or (y) the Conversion Price which would have been applicable for Conversion occurring on the Announcement Date.


(c) if the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Convertible Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction had the Holder's Preferred Shares been converted (without regard to any limitations on conversion) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefore as a part of such consolidation, merger or reclassification; and (ii) 125% of the Face Amount of such shares of Convertible Preferred Stock in cash;

(d) if, at any time the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") either (i) at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise or (ii) with a fixed conversion or exercise price less than the Conversion Price, then, at the Holder's option: (x) in the case of clause (i), the Conversion Price in respect of any conversion of Convertible Preferred Stock after such issuance shall be calculated utilizing the greatest discount applicable to any such Convertible Securities, to the extent such calculation would result in a lower Conversion Price; and (y) in the case of clause (ii), the Conversion Price will be reduced to such lesser conversion or exercise price, to the extent that this would result in a lower Conversion Price.

(e) if at any time the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off) (a "Distribution"), then the Conversion Price shall be equitably adjusted to take account of such distribution.

(f) if at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; and

(g) upon the occurrence of each adjustment or readjustment of the Conversion Price, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Convertible Preferred Stock.


                        SHARES AVAILABLE FOR FUTURE SALE

     Upon the date of this Prospectus, there are 41,403,830 shares of Common Stock issued and outstanding. Upon the effectiveness of this registration statement, 15,377,968 shares of Common Stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market and 250,000 shares will be subject to the volume limitations of Rule 144. The 15,337,968 shares includes 900,000 shares of Common Stock which are being resold by one of our shareholders, up to 14,224,138 shares of Common Stock which will be available for immediate sale if and when the holders of Convertible Preferred Stock choose to convert the Convertible Preferred Stock into shares of the Company's Common Stock and 253,830 shares which are being registered in connection with the Company's parent company spinning-off shares of the Company to its shareholders, when any market for the Common Stock develops, of which there can be no assurance, without limitation. There currently exists no public market for the Company's Common Stock.

     Upon the effectiveness of this registration statement, there will be approximately 40,250,000 shares of the Company Common Stock which will be subject to the resale provisions of Rule 144. Sales of shares of Common Stock in the public markets may have an adverse effect on prevailing market prices for the Common Stock. Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

     Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted Common Stock which has been held for two years free of the Applicable Requirements.


                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

     On the date of this offering, the Company has 41,403,830 shares of Common Stock outstanding. This Prospectus relates to the resale of 15,627,968 shares of Common Stock by the Selling Security Holders. The Selling Security Holders are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "Securities Act" or the "1933 Act"). None of the Selling Security Holders have held any position, office, or had any other material relationship with the Company, its predecessors or affiliates within the past three years.

     Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, 15,377,968 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, and 250,000 shares will be subject to the volume limitations of Rule 144. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.


     The table below sets forth information with respect to the resale of shares of Common Stock by the Selling Security Holders. We will not receive any proceeds from the resale of Common Stock by the Selling Security Holders.




                              SELLING STOCKHOLDERS

                                  COMMON
                                   STOCK                   COMMON      COMMON
                               BENEFICIALLY                 STOCK       STOCK     PERCENTAGE
                                   OWNED     PERCENTAGE   INCLUED IN  BENEFICIALLY OWNED AFTER
                                 PRIOR TO   OWNED BEFORE     THIS     OWNED AFTER  OFFERING
NAME                             OFFERING   OFFERING (1)  PROSPECTUS  OFFERING (2)  (1)(2)
                                 ---------  ------------  ----------  ------------  ------
Manillo Investors, Ltd (3)       1,896,552      4.4% (4)   1,896,552         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Bayside Associates, Ltd. (5)     1,896,552      4.4% (6)   1,896,552         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Castlegate Group, Ltd. (7)       1,896,552      4.4% (8)   1,896,552         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Kensington Group, Ltd. (9)       1,896,552     4.4% (10)   1,896,552         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Trupello Associates, Ltd.
(11)                             1,896,552     4.4% (12)   1,896,552         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
William K. Mackey                  900,000            2%     900,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Karen M. Ackerly                    10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Lisa M. Ackerly                     10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------

                                       80

Tracey A. Ackerly                   10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Thomas V. Ackerly                       42            *           42         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Vincent R. Ackerly                  10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Robert Buonomo & Elyse
Bumo Jitten                         10,150            *       10,150         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
John J. Carella                      2,000            *        2,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Cenci, Inc.                            200            *          200         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Chapman, Spira & Carson
L.L.C.                              20,000            *       20,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Anthony DeAngelis                   10,200            *       10,200         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Fordham, Ltd.                       93,545            *       93,545         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Michael Franzese                    10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Graystone Nash Inc.                      5            *            5         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Robert W. Hunt TTEE                      1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
James A. Lane                        2,400            *        2,400         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Scott A. Lane                        2,400            *        2,400         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
David Marano                         5,000            *        5,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Lester Morse                        11,100            *       11,100         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Steven Morse                         1,100            *        1,100         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
N. Angel, Inc.                      10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
George H. Nakamoto                       1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Office of the State Controller
for California Division of
Unclaimed Property                       1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Opportunity Management,
Inc.                                10,000            *       10,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Colin O'Shea                             1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Joan S Pertersen & John R.
Petersen Jtten                           2            *            2         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Joseph J Piscazzi                        2            *            2         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Donald S. Saunders &
Margaret M. Saunders Jtten               1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
John Schmidt                         4,000            *        4,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
George J. Schreiber                      1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
William Sklar                      250,000            *      250,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Robert A Spira                      20,000            *       20,000         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Khim M. Tham & Ching
Tham Jtten                               1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Kenneth E. Vandernorth &
Carol Vandernorth Jtten                  1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Robert L. Varney                         1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
Leonard G Wayne                          1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------
James W Wood & Janice L
Wood Jtten                               1            *            1         - 0 -      0%
-------------------------------  ---------  ------------  ----------  ------------  ------

*  less  than  one  percent  (1%).

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person.


No Selling Security Holders, other than those individuals connected with the spin-off transaction, have held any position or office, or had any material relationship with the Company or any of its affiliates within the past three (3) years. However, the shares registered in connection with the spin-off transaction include shares held by the Company's director Bill Sklar, which are subject to the volume limitations of Rule 144.

(1)   Using 41,403,830 shares outstanding as of June 24, 2005.

(2) Assumes that all Common Stock beneficially owned before the offering will be sold.

(3) Daniel Martin was the Authorized Signatory for Manillo Investors, Ltd. ("Manillo") on the Securities Purchase Agreement. The address of Manillo is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square Nevis, West Indies. The amount listed for Manillo includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Manillo Investors, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends on the Convertible Preferred Stock.

(4) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Manillo Investors, Ltd.

(5) Margareta Hedstrom, was the Authorized Signatory for Bayside Associates, Ltd. ("Bayside") on the Securities Purchase Agreement. The address for Bayside is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Bayside includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Bayside Associates, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends on the Convertible Preferred Stock.

(6) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Bayside Associates, Ltd.

(7) Pierce Loughran was the Authorized Signatory for Castlegate Group, Ltd. ("Castlegate") on the Securities Purchase Agreement. The address for Castlegate is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Castlegate includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Castlegate Group, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends on the Convertible Preferred Stock.

(8) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Castlegate Group, Ltd.

(9) James Loughran was the Authorized Signatory for Kensington Group, Ltd. ("Kensington") on the Securities Purchase Agreement. The address for Kensington is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Kensington includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Kensington Group, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends on the Convertible Preferred Stock.

(10) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Kensington Group, Ltd.

(11) Sophie Leacacos was the Authorized Signatory for Trupello Associates, Ltd. ("Trupello") on the Securities Purchase Agreement. The address of Trupello
is Hunkins Waterfront Plaza, P.O. Box 556,              Main Street, Memorial
Square, Nevis, West Indies. The amount listed for Trupello includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Trupello Associates, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends on the Convertible Preferred Stock.

(12) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Trupello Associates, Ltd. Pursuant to the Convertible of Designations for the Convertible Preferred Stock, each of the Convertible Preferred Stock Selling Shareholders may at no time hold more than 4.9% of the Company's outstanding Common Stock.


                              PLAN OF DISTRIBUTION

          The Selling Security Holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

     -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     -- an exchange distribution in accordance with the rules of the applicable exchange;

     --   privately-negotiated transactions;

     -- broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

     --   a combination of any such methods of sale; and

     --   any other method permitted pursuant to applicable law.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The Selling Security Holders may sell their shares of Common Stock short and redeliver our Common Stock to close out such short positions; however, the Selling Security Holders may not use shares of our Common Stock being registered in the registration statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such registration statement. As discussed above in the section entitled "RISK FACTORS", if the Selling Security Holders or others engage in short selling it may adversely affect the market price of our Common Stock.

     Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Security Holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this Prospectus.

     Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

     The Selling Security Holders will be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Security Holders, but excluding brokerage commissions or underwriter discounts. We and the Selling Security Holders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     No established public trading market exists for the Company's Common Stock. We have - 0 - shares of Common Stock subject to outstanding options or warrants to purchase the Company's Common Stock. We currently have 3,455 shares of Convertible Preferred Stock outstanding, and pursuant to the Securities Purchase Agreement, the Company has a commitment from the Selling Security Holders to purchase an additional 6,545 shares of Convertible Preferred Stock (for a total of 10,000 shares of Convertible Preferred Stock) on two separate dates
(described in detail under "Description of Business"). Except for this offering, there is no Common Stock that is being, or has been proposed to be, publicly offered. As of June 24, 2005, there were 41,403,830 shares of Common Stock outstanding, held by 40 shareholders of record.


                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Loev, Attorney at Law, Houston, Texas.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     See Indemnification of Directors and Officers above.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


Description                                        Amount to be Paid
-----------------------------------------         --------------------
Filing Fee - Securities and Exchange Commission     $          198.01*
Attorney's fees and expenses                                25,000.00*
Accountant's fees and expenses                              10,000.00*
Transfer agent's and registrar fees and expenses             1,500.00*
Printing and engraving expenses                              1,500.00*
Miscellaneous expenses                                            -0-*
                                                  --------------------
Total                                               $       38,198.01*
                                                  ====================

* Estimated


ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     On February 10, 2005, the Company entered into an Agreement and Plan of Reorganization with Tyrol Therapeutics, LLC, a Delaware limited liability company ("Tyrol") and the members of Tyrol ("Tyrol Members")(the
"Reorganization"). Pursuant to the Reorganization, the Company exchanged 40,900,000 restricted shares of the Company's Common Stock for 100% of the membership interest of Tyrol. The 40,900,000 restricted shares of the Company's Common Stock which were issued to three accredited investors, including 20,000,000 which were issued to the Company's Chief Executive Officer and 20,000,000 which were issued to the Company's Vice President, pursuant to the Reorganization. The Company claims an exemption from registration afforded by Rule 506 of Regulation D under the Securities Act of 1933 (the "Act"), for the issuance of these shares.

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ITEM 27. EXHIBITS

Exhibit 2.1(1) Agreement and Plan of Reorganization among Pathogenics, Inc., Tyrol Therapeutics and Members of Tyrol Therapeutics, LLC

Exhibit          3.1(1)       Certificate of Incorporation
Exhibit          3.2(1)       Certificate of Amendment of Certificate of
                              Incorporation
Exhibit          3.3(1)       Certificate for Renewal and Revival of Charter
Exhibit          3.4(1)       Restated Certificate of Incorporation
Exhibit          3.5(1)       Preferred Stock Designation
Exhibit          3.6(1)       Bylaws

Exhibit 5.1(2) Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered

Exhibit          10.1(1)      Securities Purchase Agreement

Exhibit          10.2(1)      License Agreement
Exhibit          10.3(1)      Assignment of License
Exhibit          10.4(1)      Consent to Assignment of License

Exhibit          10.5(1)      Registration Rights Agreement
Exhibit          10.6(1)      Consulting Agreement with William Mackey

Exhibit          10.7(1)      Employment Agreement with Frederic P. Zotos

Exhibit 10.8(2) Exclusive License Agreement by and between Alpha Research Group, LLC and Jodi A. Nelson and Pathogenics, Inc. dated May 25, 2005

Exhibit          10.9(2)      Assignment Agreement with First Coventry

Exhibit          10.10(2)     Consultancy Agreement with Jodi A. Nelson

Exhibit          23.1(2)      Consent of Malone & Bailey, PC, Certified
                              Public Accountants*

Exhibit          23.2(2)      Consent of David M. Loev, Attorney at Law
                             (included in Exhibit 5.1)

(1) Filed as an exhibits to the Company's SB-2 Registration Statement filed with the Commission on March 18, 2005.

(2)  Attached hereto.


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ITEM 28. UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

2. For determining any liability under the Securities Act, treat each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at the time as the initial bona fide offering of those securities.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                                       88
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SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Hingham, Massachusetts, July 1, 2005.

PATHOGENICS, INC.

/s/ Frederic P. Zotos
-------------------------------------
FREDERIC P. ZOTOS
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Frederic P. Zotos
------------------------------------------
FREDERIC P. ZOTOS
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director
July 1, 2005


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederic P. Zotos his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                      TITLE                           DATE
---------                      -----                           ----

/s/ Frederic P. Zotos          Chief Executive Officer,        July 1, 2005
-----------------------        Chief Financial Officer,
Frederic P. Zotos              Chief Accounting Officer,
                               Secretary, Treasurer and
                               Director

/s/ Michael L. Ferrari         Vice President and Director     July 1, 2005
------------------------
Michael L. Ferrari


/s/ William L. Sklar           Director                        July 1, 2005
------------------------
William L. Sklar



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